UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-12.

PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2011

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 26, 2011 in the Grand Ballroom of the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

1. To elect ten directors to the Board of Directors.

2. To provide an advisory vote on Named Executive Officer Compensation.

3.	To provide an advisory vote on the frequency of holding future advisory votes on Named Executive Officer Compensation.

4. To approve Performance Goals under Praxair’s Section 162(m) Plan.

5.	To approve amendments to the 2009 Praxair, Inc. Long Term Incentive Plan to add non-employee directors as eligible participants.

6. To ratify the appointment of the independent auditor.

7. To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 7, 2011 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

Please be aware that if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except the ratification of the appointment of the independent auditor. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel &
Secretary

March 16, 2011

PROXY STATEMENT

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 26, 2011

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on April 26, 2011, at 9:30 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 16, 2011. Proxies are being solicited on behalf of the Board of Directors of Praxair.

Matters to be Considered at the Annual Meeting

Item 1: Election of Directors

Ten directors will be elected to serve until the 2012 annual meeting of shareholders, and until their successors are elected and qualify. Ten incumbent directors have been nominated for re-election for a one-year term. The Board recommends that Stephen F. Angel, Oscar Bernardes, Nance K. Dicciani, Edward G. Galante, Claire W. Gargalli, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, and Robert L. Wood, each be elected to serve for a one-year term, until the 2012 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Qualifications and biographical data for each of these nominees is presented beginning on page 26 of this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on page 8 of this Proxy Statement.

Item 2: Advisory Vote on Named Executive Officer Compensation

This item is a non-binding, advisory shareholder vote on the compensation of Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2010, as set forth in the “Summary Compensation Table” on page 51 of this Proxy Statement (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). This advisory vote proposal, commonly known as “say-on-pay,” gives the Company’s shareholders an opportunity to express their views on the overall compensation of the NEOs and the Company’s related compensation philosophy, policies and practices. This proposal is not intended to address any specific NEO compensation item or issue. Accordingly, you are asked to vote upon the following proposal that will be presented at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Praxair, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures.”

The Board of Directors and its Compensation & Management Development Committee (the “Compensation Committee”) value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are necessary or appropriate to address those concerns.

The Board recommends that you approve this proposal because the Board believes that the Company’s executive compensation program is designed to attract and retain high-performing results-oriented executives at competitive market rates, and appropriately links executive compensation to the Company’s performance. The Board further believes that the executive compensation program was instrumental in driving the Company’s strong business results over the past few years including, for example, increases of 13% in revenue and 18% in adjusted net income in 2010 and the related strong total shareholder return (“adjusted net income” is a non-GAAP financial measure that is reconciled to GAAP Net Income in Item 7 of the Company’s 2010 Form 10-K and Annual Report).

You are urged to read the Compensation Discussion and Analysis (“CD&A”) section beginning on page 34 of this Proxy Statement, which discusses how the Company’s compensation policies and practices effectively implement its compensation philosophy. Praxair’s executive compensation program is designed to: (a) align executive compensation with Praxair’s goals for short-term business performance and longer-term shareholder value creation and (b) provide the compensation and incentives needed to attract, motivate and retain high-performing, results-driven executives. Consistent with this philosophy, at least 72% of the total direct compensation opportunity for each of our executives is directly related to Praxair’s business performance and to its stock price performance.

The Company’s executive compensation program includes, among others, the following key policies and practices that are described in more detail in the CD&A on pages 34 to 50 of this Proxy Statement and in the compensation tables and their related disclosures:

•	Annual performance-based variable compensation is (a) determined predominantly by Company performance against pre-established objective financial goals, and (b) influenced (+/-35 percentage points) by performance against pre-established non-financial goals in key areas including safety and environmental compliance, among others.

•	Equity incentives include (a) 50% value in the form of performance share units with payout dependent upon Praxair’s earnings per share growth over three years and (b) 50% value in the form of stock options whose value depends on growth in the Company’s stock price.

•	Perquisites and personal benefits for NEOs are limited.

•	Double trigger severance agreements entered into on and after January 1, 2010 limit lump sum payouts to 2 times salary plus targeted variable compensation and provide no reimbursement for excise taxes on excess parachute payments.

•	Substantial stock ownership requirements for officers.

•	Clawback (“recapture”) policy adopted in 2008.

•	No payments of “tax gross ups” to executives for income imputed on any perquisites and personal benefits not available to employees generally.

•	Policy against hedging transactions related to Company stock held by officers.

The Board recommends that you vote FOR the approval, on an advisory and non-binding basis, of the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

In order for this proposal to be approved on an advisory and non-binding basis, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on page 8 of this Proxy Statement.

Item 3:	Advisory Vote on the Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation

This item is a non-binding advisory shareholder vote on how frequently the Company should seek future advisory votes on NEO compensation, such as the vote described in Item 2 of this Proxy Statement. You have the following three choices as to the frequency of such future advisory votes (in addition to being able to abstain from voting): once every one, two or three years. Accordingly, you are asked to vote upon the following proposal that will be presented at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Praxair, Inc. (the “Company”) determine, on an advisory and non-binding basis, that an advisory shareholder vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement should be held:

Choice 1 — every year (annual);
Choice 2 — every two years (biennial);
Choice 3 — every three years (triennial);
Choice 4 — abstain from voting.”

The Board recommends that future advisory shareholder votes on NEO compensation be held once every year so as to provide timely and frequent feedback to the Board on its NEO compensation program.

The Board of Directors and the Compensation Committee value shareholders’ opinions on this matter and will consider the outcome of the vote in determining on how frequently the Company should seek future advisory votes on NEO compensation. In particular, the Board of Directors and the Board’s Compensation Committee will consider which, if any, of the three choices receives a majority vote, or if none receives a majority vote, then which of the three choices received the most votes.

The Board recommends that you vote FOR Annual shareholder advisory votes on NEO compensation. Please note that on this Item 3 you are NOT voting on the Board’s frequency recommendation above; rather, shareholders must choose among the three frequency alternatives or abstain from voting as specified on the proxy card and described above.

In order for any of the three frequency choices to be approved on an advisory and non-binding basis, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR such choice. See the vote counting rules on page 8 of this Proxy Statement.

Item 4:	Proposal to Approve Performance Goals Under Praxair’s Section 162(m) Plan

The Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m) (“162(m) Plan”) establishes a process for qualifying certain compensation awards made to senior officers as “performance-based” under Internal Revenue Service (“IRS”) regulations issued pursuant to Internal Revenue Code Section 162(m). Such performance-based compensation is fully deductible by the Company for tax purposes because it is exempt from the $1 million deduction limitation that otherwise applies under Section 162(m).

Applicable regulations require that the material terms of the performance goals under which compensation may be paid, as set forth in the 162(m) Plan, be submitted for shareholder approval every five years. Since shareholders last approved such performance goals at the 2006 Annual Meeting, the material terms are being submitted for approval at this 2011 Annual Meeting. In connection with submitting the 162(m) Plan performance goals for shareholder approval, the Compensation Committee approved certain amendments to the 162(m) Plan, including the performance goals. The 162(m) Plan, as amended, will be effective as of January 1, 2011 so long as the material terms of its performance goals are approved by the Company’s shareholders. If the material terms of the performance goals under the amended 162(m) Plan are not approved, some of the compensation paid to the Company’s senior executives may not be deductible, resulting in an additional cost to the Company.

The 162(m) Plan does not itself authorize any compensation payments or the issuance of any shares of common stock for any award. Actual awards are made pursuant to other plans such as the Company’s long term incentive plan or the variable compensation plan. However, to ensure their deductibility under the IRS rules, the amount of certain awards under those plans may be determined using the process set forth in the 162(m) Plan. Long term incentive awards made under the 2009 Praxair, Inc. Long Term Incentive Plan that are intended to satisfy the Section 162(m) performance-based compensation exception are subject to the terms and conditions of the 2009 Plan itself, which were previously approved by the Company’s shareholders, and not those of the 162(m) Plan.

A more detailed description of the 162(m) Plan and its full text, including the material terms of the proposed performance goals, are set forth in Appendix 3 — Proposed Performance Goals Under the Praxair, Inc. Plan For Determining Performance-Based Awards Under Section 162(m). The performance goals are listed in Section 8 of the 162(m) Plan beginning on page 3-5.

The Board recommends that you vote FOR this item, the proposal to approve Performance Goals under Praxair’s 162(m) Plan. In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on page 8 of this Proxy Statement.

Item 5:	Proposal to Approve Amendments to the 2009 Praxair, Inc. Long Term Incentive Plan to Add Non-Employee Directors as Eligible Participants

The Board, acting upon the recommendation of its independent Governance & Nominating Committee, approved amendments to the 2009 Praxair, Inc. Long Term Incentive Plan (the “2009 Plan”) and directed that they be submitted for shareholder consideration and approval at the 2011 Annual Meeting. The 2009 Plan was first approved by shareholders at the 2009 Annual Meeting.

The sole purpose of the proposed amendments to the 2009 Plan is to add non-employee directors of the Company (“Directors”) as eligible participants under the 2009 Plan for the purpose of granting equity-based compensation to Directors. The proposed amendments do not add any shares beyond those originally authorized by shareholders in 2009 and do not otherwise amend the 2009 Plan or affect long term incentive grants to employees, including executive officers. If the amendments are approved, the 2009 Plan will be the only plan pursuant to which Directors may receive equity-based compensation such as restricted stock units. Under the proposed amendments, Directors would not be eligible to receive performance awards.

A summary description of the proposed amendments to the 2009 Plan, and the complete text of the 2009 Plan, as proposed to be amended, is presented in Appendix 4 of this Proxy Statement. Information regarding awards outstanding under the 2009 Plan and other plans is included in the Equity Compensation Plans Table on page 4-7 in Appendix 4 of this Proxy Statement.

The Board recommends that you vote FOR this Item 5, the proposal to approve amendments to the 2009 Praxair, Inc. Long Term Incentive Plan to add non-employee directors as eligible participants.

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval, and the total votes cast on this proposal must represent over 50% in interest of all securities entitled to vote on this matter. See the vote counting rules on page 8 of this Proxy Statement.

Item 6:	Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found beginning on page 21 of this Proxy Statement under the caption “The Independent Auditor.”

The Board recommends that you vote FOR this Item 6, the proposal to ratify the Audit Committee’s selection of the independent auditor.

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on page 8 of this Proxy Statement.

Item 7: Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Availability of Annual Report and
Proxy Statement On-Line

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2011:

This Proxy Statement and the 2010 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2010 Form 10-K and Annual Report: www.praxair.com/annualreport.
2011 Notice of Meeting and Proxy Statement: www.praxair.com/proxy.

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2011 Proxy Statement and the 2010 Form 10-K and Annual Report on the Internet at the websites noted above, rather than sending printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This will help with Praxair’s overall sustainability efforts by reducing paper usage. You will be given the opportunity to consent to future Internet delivery when you vote your proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Praxair’s 2011 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2012 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. Registrar and Transfer Company can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com.

Shareholders Sharing An Address

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2010 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the above address to request delivery of only a single copy of these materials to your household.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 7, 2011 will be entitled to vote at the Annual Meeting. As of that date, a total of 303,600,952 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2010 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on page 8 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual

Meeting. See “Attending the Annual Meeting” below for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by withhold votes, abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

1.	With respect to Item #1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

2.	With respect to Item #2 (Advisory Vote on Named Executive Officer Compensation), Item #3 (Advisory Vote on the Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation), Item #4 (Approval of Performance Goals under Praxair’s Section 162(m) Plan), and Item #5 (Approval of Amendments to the 2009 Praxair, Inc. Long Term Incentive Plan to add Directors as eligible Participants), your broker is not entitled to vote your shares on these items if no instructions are received from you. Broker non-votes are not considered votes cast and, therefore, will have no effect on the vote on these items. However, a vote to “Abstain” will have the effect of a vote Against these items.

3.	With respect to Item #6 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. If your broker nonetheless chooses not to vote your shares, this broker non-vote is not considered a vote cast and, therefore, will have no effect on the ratification of the Appointment of the Independent Auditor. However, a vote to “Abstain” will have the effect of a vote Against this item.

If you hold your shares in the employees’ savings plan of Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico LLC, or the Dow Chemical Company, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions.

Attending the Annual Meeting

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and the invited guests of Praxair will be granted admission to the Annual Meeting. To assure admittance:

-  If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 7, 2011 record date;

-  Please bring a photo ID, if you hold shares of record as of March 7, 2011, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan;

-  Please bring your Praxair ID if you are an employee shareholder.

Directions

From Points West of Danbury, CT:  Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. After exit, stay left and go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.

From Points East of Danbury, CT:  Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

Share Ownership

Principal Holders

The only holders known by Praxair to be beneficial owners of more than five percent of Praxair’s Common Stock are the following:

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Outstanding(a)

BlackRock, Inc., 40 East 52nd Street New York, NY 10022	18,025,617	(b)	5.90%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	23,994,242	(b)	7.90%

(a) Based on 303,600,952 total shares outstanding on March 7, 2011 excluding shares held for the account of Praxair.

(b) Holdings as of December 31, 2010 as reported in SEC Schedules 13G by BlackRock, Inc. and T. Rowe Price Associates, Inc. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power and sole investment power as to all of the reported shares. According to its Schedule 13G, T. Rowe Price had sole voting power as to 7,557,494 shares, and sole dispositive power as to all of the reported shares. The shares are owned by others which T. Rowe Price serves as an investment adviser with the power to direct investments and/or sole power to vote the shares, but T. Rowe Price disclaims beneficial ownership of the shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of March 7, 2011 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors and executive officers of Praxair as a group (20 persons) beneficially owned approximately 1.1% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER
		EQUITY INTERESTS
		Common	Stock		Stock
Name	Position	Stock(1)	Units(2)	Total	Options(3)

Stephen F. Angel	Chairman, President & Chief Executive Officer	90,936	64,600	155,536	1,313,086
Ricardo S. Malfitano	Executive Vice President	36,569	12,446	49,015	561,639
James S. Sawyer	Executive Vice President & Chief Financial Officer	63,222	6,131	69,353	82,420
James J. Fuchs	Executive Vice President	13,730	2,335	16,065	224,779
Scott E. Telesz(4)	Senior Vice President	0	15,064	15,064	0
Oscar Bernardes(4)	Director	1,208	1,220	2,428	0
Nance K. Dicciani	Director	2,316	4,602	6,918	4,612
Edward G. Galante	Director	3,000	6,139	9,139	7,491
Claire W. Gargalli	Director	3,480	12,196	15,676	36,396
Ira D. Hall	Director	1,500	6,769	8,269	26,396
Raymond W. LeBoeuf	Director	2,000	42,836	44,836	31,396
Larry D. McVay	Director	1,937	2,622	4,559	6,951
Wayne T. Smith	Director	10,000	23,431	33,431	26,396
Robert L. Wood	Director	2,700	3,012	5,712	26,396

Total		232,598	203,403	436,001	2,347,958

Directors and Executive Officers as a group	(20 persons)	300,833	208,825	509,658	2,887,854

(1) Reported shares include 24,432 unvested restricted shares for which Mr. Angel has sole voting power and that will vest on April 23, 2011.
(2) Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair’s common stock and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.
(3) Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of March 7, 2011.
(4) Mr. Telesz joined the Company in April, 2010. Mr. Bernardes joined the Board in July, 2010.

Corporate Governance and Board Practices

Praxair’s Governance Principles

Praxair operates under Corporate Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Consistent with those guidelines, the Board has adopted the following policies and practices, among others:

Business Integrity and Ethics. One of the Board’s first acts upon Praxair’s launch as a public company was to adopt policies and standards regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board’s policy in these areas is posted at Praxair’s public website, www.praxair.com and is available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s CEO, CFO and Controller.

Director Independence. The Board has adopted independence standards for service on Praxair’s Board of Directors which are set forth in Appendix 2 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. The Board has applied these standards to all of the incumbent non-management directors (all incumbent directors are non-management except for Mr. Angel, the Company’s Chairman & CEO), and has determined that all of these directors qualify as independent. The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair a director’s exercise of independent judgment. See also related information which is presented on page 16 of this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership. As set forth in Corporate Governance Guidelines attached to this Proxy Statement as Appendix 1, the Board believes that the best leadership model for the Company is that of a combined Chairman & CEO, balanced by certain practices and policies to assure effective independence in the Board’s oversight, advice and counsel.

The Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness. The Governance & Nominating Committee has determined that the present leadership structure continues to be effective and appropriate, as demonstrated by the Company’s sustained superior performance relative to its peers over a number of years.

The Board believes that the substantive duties of the Chairman, including calling and organizing meetings and preparing agendas, are best performed by one who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.

Board independence is achieved by the appointment by the independent directors of an Executive Session Presiding Director (“Presiding Director”) and by other practices set forth in the Corporate Governance Guidelines and described more fully below. These practices assure effective independent oversight as well as effective independent leadership while maintaining (1) practical efficiency, (2) the responsibility of each independent director to assert leadership when appropriate according to his or her background and expertise, and (3) appropriate authority on the part of each independent Committee Chair within the scope of his or her Committee’s subject matter responsibility.

The Presiding Director assures that appropriate independence is brought to bear on important Board and governance practices. The Presiding Director’s duties and responsibilities are summarized in the Corporate Governance Guidelines and in the Presiding Director’s appointing resolutions (cited, in part, below).

There are other sources of independence for the Board in addition to the Presiding Director’s leadership. The Presiding Director’s duties are complemented by (1) the strong leadership vested in, and exercised by, the Board’s independent Committee Chairs with respect to the matters overseen by their Committees, and (2) the responsibility of each director to assert leadership according to his or her particular experience and expertise.

In addition, it is recent practice for the independent directors to appoint as the Presiding Director the Chair of the Board’s Governance & Nominating Committee. This practice is in recognition of that Committee’s oversight of the Board’s and the Company’s overall governance practices. The duties of the Chair of the Governance & Nominating Committee complement and unify the duties of the Presiding Director in most respects.

The Board’s resolutions appointing the Presiding Director specify a number of roles and responsibilities, including but not limited to the following:

•	Serve as Chairman of any formal private meetings of all of the non-management directors,

•	Conduct performance reviews of the CEO based on contributions from the Compensation & Management Development Committee and other non-management directors,

•	Serve as an advisor or liaison to the CEO to provide a sense of the non-management directors regarding governance or Board matters in cases where direct communication of such sentiment is inappropriate or awkward or where the CEO requests a consensus or collective judgment of the non-management directors, and

•	Review with the Chairman in advance of each Board meeting the agenda and such other matters pertaining to the meeting and its agenda as the Presiding Director may request.

Board Role in Risk Oversight. At least annually, the full Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed. As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the diversity of the risks faced by a global industrial company and illustrate the need for a strong Board Committee structure to oversee the management of risks in specific subject areas. Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities. These areas include: financing and currency exchange risks (Finance & Pension Committee), compensation risks, and executive development and retention (Compensation & Management Development Committee), regular review of the Board’s governance practices and the Company’s sustainability (Governance & Nominating Committee), and internal controls, investigations, and integrity standards compliance (Audit Committee). Other risk areas are regularly reviewed by the full Board. These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), and compliance risks (supplementing reporting within the Audit Committee). In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters.

In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Mandatory Director Retirement. The Board’s policy is that a director who has attained the age of 72 must retire from the Praxair Board prior to the first annual shareholders’ meeting held after his or her 72nd birthday. The Board also has a policy against service on the Board by an officer of the Company after his or her retirement, resignation or removal as an officer.

Limits to Service on Other Boards. The Board’s policy is that a non-management director may not serve on more than five additional public company boards and a member of the Audit Committee may not serve on more than two additional public company audit committees. Also, the Chairman & CEO may not serve on more than two additional public company boards.

Director Nomination Process. For a description of the Board’s policy regarding nominees for election as directors, see “The Governance & Nominating Committee” on page 24 of this Proxy Statement.

Director Election and Resignation Policy. Praxair’s Certificate of Incorporation and Bylaws require a director nominee to receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. The Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board. The Board believes that the most efficient means for shareholders and other interested parties to raise issues and questions is to direct such communications to the Company through its Investor Relations Department or other methods as described in the “Contact Us” section of the Company’s public website, www.praxair.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Company’s Board of Directors, then the following means are available (to ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board):

Telephone (Voice Mail):
1-800-719-0719 within the U.S.A., or
+1(203) 837-2960 for outside the U.S.A.

Mail:
Praxair, Inc.
Attn: Board of Directors
P.O. Box 2478
Danbury, CT, U.S.A. 06813-2478

E-mail:
praxair_integrity@praxair.com

The above addresses are supervised by the Company’s Security Department which will promptly forward to the Corporate Secretary’s Office any communication intended for the Board. The Corporate Secretary’s Office will collect and organize all such communications, deleting any that are solicitations or which contain offensive material. A summary of communications received will be periodically provided to the Presiding Director who will make the final determination regarding the disposition of any such communication.

Director Attendance at the Annual Shareholders’ Meeting. Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then incumbent directors attended the 2010 annual meeting.

Policy Statement on Rights Agreements. The Board will adopt or materially amend a Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Director Stock Ownership Guidelines. The Board’s policy is that non-management directors must acquire and hold shares of the Company’s stock equal in value to at least four times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. All non-management directors have met this guideline or are within the 5-year transition period afforded to them to do so; and most substantially exceed the guideline. In addition, any new non-management director must, no later than the effective date of his or her election, acquire, using his or her own personal assets, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership Policy. The Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives’ attention on managing Praxair as equity owners.

Accordingly, a stock ownership policy has been established for the Company’s officers as follows. Twenty-two executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable ownership level no more than five years after first becoming subject to it.

Shares To Be Owned

Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000
Other Officers	5,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their ownership requirements, where permitted by law, or are within the 5-year transition period afforded to them to do so. Stock ownership of the Named Executive Officers can be found in the table presented on page 10 of this Proxy Statement under the caption “Share Ownership.”

Hedging and Similar Transactions Prohibited. The purpose of Praxair’s Stock Ownership policies is to ensure that directors and officers have a meaningful ownership stake in Praxair so that their interests will be aligned with shareholder interests. Therefore, directors and officers may not engage in hedging transactions related to Praxair’s stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock.

Succession Planning and Personnel Development. Under the leadership of the Compensation & Management Development Committee, it is the Board’s practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to the Board by way of Board and Committee presentations and directors have unrestricted access to a broad cross-section of managers and high potential employees for assessment and development purposes, as well as for information gathering.

CEO Performance Evaluation. The Board has in place a process whereby the Presiding Director conducts a performance review at least annually of the CEO taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of the CEO’s compensation.

Strategy Review and Oversight. It is the Board’s practice to conduct a full-day session at least annually to review the strategies of the Company overall and of its key business components and to provide advice and counsel to management regarding the strategic issues facing the Company. In addition, throughout the year, management reports to the Board on the status of significant strategic initiatives and issues.

Board Effectiveness Assessment. As set forth in the Corporate Governance Guidelines, the Board assesses its effectiveness at least annually under a process determined by the Governance & Nominating Committee. Typically, this assessment includes evaluating the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board. In addition, directors are given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement.

Governance Practices Review. In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Governance & Nominating Committee annually reviews with an outside expert the Company’s governance practices, and updates those practices as it deems appropriate. The Committee takes into account, among other considerations, the results of the effectiveness assessments, developments in Delaware Corporation Law, federal laws and regulations such as those promulgated by the SEC, and the views and recommendations of recognized governance authorities.

Auditor Independence. The Board recognizes the importance of ensuring the independence of the Company’s independent auditor. See page 21 of this Proxy Statement under the caption “The Independent Auditor” for a summary of some of the policies designed to monitor and support such independence.

Director Compensation. The compensation paid to non-management directors in 2010 and a description of the Company’s director compensation program are presented on pages 64 to 65 of this Proxy Statement under the caption “Director Compensation.” The principles used by the Board in determining director compensation are set forth in the Board’s Corporate Governance Guidelines included in Appendix 1 to this Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons

Relevant Polices. The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy”), prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee.

In addition, the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement) require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404, or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures. To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

In summary, under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. During 2010, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than serving as a director. To assist the Board in making independence determinations, it also applies the independence standards set forth in Appendix 2 to this Proxy Statement.

In determining that each non-management director and director nominee is independent, in February 2011, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: In the ordinary course of its business, Praxair sells oxygen and other industrial gases products to Community Health Systems, Inc. of which Mr. Smith is an executive officer. For each of the last three fiscal years, the dollar value of Praxair’s sales ranged from $2.1 million to $2.3 million, which was far below the limits set forth in the Board’s independence standards and, for any of the last three fiscal years, was significantly less than 1% of either Praxair’s or Community Health Systems’ consolidated revenues. Therefore, the Board has determined that such relationships are not material and do not otherwise impair the ability of Mr. Smith to exercise his independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2010 with respect to transactions in the Company’s stock.

Board Committees

The Board currently has four standing committees as described in the tables below and each is comprised of only independent directors. The Charters for each of these committees may be found in the Governance section of Praxair’s public website, www.praxair.com and are available in print to any shareholder who requests them.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE Meetings in 2010: 5 Current Members: Raymond W. LeBoeuf, Chairman Claire W. Gargalli Ira D. Hall Larry D. McVay	Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)  appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)  reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)  reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4) reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics programs.
More information on the Audit Committee’s role and conclusions regarding financial reports and on the independent auditor is presented under the captions “Audit Committee Report” and “The Independent Auditor” on pages 20-21.

Meetings and Current Members	Summary Responsibilities

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2010: 5 Current Members: Wayne T. Smith, Chairman Nance K. Dicciani Edward G. Galante Robert L. Wood	Assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)  determines Praxair’s policies relating to the compensation of the executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  approves corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(3)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(4)  reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration, and reviews incentive compensation policies and practices applicable to all employees generally, to confirm that incentive compensation programs do not encourage risk taking that could be reasonably likely to have a material adverse affect on the Company; and

(5) reviews periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.
More information on the Compensation & Management Development Committee’s processes with respect to executive compensation is presented under the caption “The Compensation & Management Development Committee” on page 22.

Meetings and Current Members	Summary Responsibilities

GOVERNANCE & NOMINATING COMMITTEE Meetings in 2010: 5 Current Members: Claire W. Gargalli, Chairperson Oscar Bernardes Edward G. Galante Wayne T. Smith Robert L. Wood	Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Governance & Nominating Committee, among other duties,

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3) reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, sustainable development, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.
More information on the Governance & Nominating Committee’s director nomination processes is presented under the caption “The Governance & Nominating Committee” on page 24.

FINANCE & PENSION COMMITTEE Meetings in 2010: 3 Current Members: Ira D. Hall, Chairman Oscar Bernardes Nance K. Dicciani Raymond W. LeBoeuf Larry D. McVay	Assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)  monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)  reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)  reviews Praxair’s policies on dividends and stock repurchases; and

(4) reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

The Audit Committee

Audit Committee Report

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and by the Board’s independence standards set forth in Appendix 2 of this Proxy Statement.

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2010 and those planned for 2011. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2010 to be filed with the SEC.

The Audit Committee

Raymond W. LeBoeuf, Chairman
Claire W. Gargalli
Ira D. Hall
Larry D. McVay

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2010 and has been selected by the Board’s Audit Committee to serve in such capacity for the year ending December 31, 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During its history as a public company since 1992, Praxair has had five audit engagement partners. The current engagement partner has been in place since January 1, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 3% of audit fees in 2010. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

In addition, the Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $6,907,000 and $6,302,000 for professional services rendered in 2010 and 2009, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $98,000 and $116,000 for assurance and related services rendered in 2010 and 2009, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $69,000 and $209,000 for professional services rendered in 2010 and 2009, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $59,000 and $47,000 for products and services rendered in 2010 and 2009, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country issues for non-U.S. subsidiaries.

The Compensation & Management Development Committee

Executive Compensation

Praxair’s Compensation Committee consists of four non-management directors appointed by the Board who meet the independence requirements of the NYSE and the Board’s standards for director independence as set forth at Appendix 2 of this Proxy Statement. Among other duties, the Compensation Committee is responsible for considering and determining executive compensation. Consideration and determination of directors’ compensation is the responsibility of the Governance & Nominating Committee of the Board.

Committee Charter and Responsibilities: As set forth in the Compensation Committee’s charter, with respect to the compensation of the executive officers reported in this Proxy Statement, the Compensation Committee has the authority to:

•	determine the policies relating to the executive officers;

•	determine and authorize the salaries, performance-based variable compensation, long term incentive awards, terms of employment, retirement or severance, benefits, and perquisites of the executive officers; and

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation.

Delegation and CEO Involvement: The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters as described in more detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Process for Executive Compensation: With regard to executive compensation, the Compensation Committee generally follows the following schedule and process in its annual cycle of meetings:

•	October Meeting:

 — Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

•	December Meeting:

 — Approve the management performance-based variable compensation plans for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

 — Evaluate all components of each executive officer’s direct compensation and benefits using a “tally sheet” approach.

 — Determine for each executive officer the following elements of his/her direct compensation for the upcoming calendar year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of long term incentive awards.

•	January Meeting:

 — Determine performance-based variable compensation earned for the previous plan year based on an evaluation of Company performance against the goals previously established by the Compensation Committee and, and for each executive officer, an evaluation of individual performance.

 — Determine terms and conditions, including performance conditions as applicable, of long term incentive awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

•	February Meeting:

 — Review perquisites and personal benefits available to executive officers.

Compensation Consultant: The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2010 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”). The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

The aggregate fees paid to Deloitte Consulting for its 2010 services to the Compensation Committee in respect to executive compensation was $221,310. During 2010, the Company also engaged U.S. affiliates of Deloitte Consulting, for services primarily related to expatriate income tax preparation. The Audit Committee was notified of these engagements, for which pre-approval by the Board or any of its committees was not required. The aggregate fees paid to U.S. affiliates of Deloitte Consulting for expatriate income tax preparation performed in 2010 was approximately $76,420.

The Compensation Committee has reviewed the level of fees paid to Deloitte Consulting’s U.S. affiliates for services unrelated to executive compensation and has concluded that the additional services so provided did not impair Deloitte Consulting’s ability to provide independent and objective advice to the Compensation Committee.

The Governance & Nominating Committee

The Governance & Nominating Committee is comprised of five non-management directors who meet the independence requirements of the NYSE and the Board’s standards for director independence set forth in Appendix 2 to this Proxy Statement. Among other duties, the Governance & Nominating Committee has responsibility for the director nomination process.

Director Nominations

The Governance & Nominating Committee will consider any candidate for election to the Board who is timely recommended by a shareholder. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified on page 66 of this Proxy Statement under the caption “Shareholder Proposals for the 2012 Annual Meeting.”

In addition to considering any shareholder-recommended candidates for election as directors, prior to each annual meeting of shareholders, the Governance & Nominating Committee considers each of the incumbent directors for nomination for reelection to the Board, unless an incumbent does not wish to be reelected or will be retiring from the Board under the Board’s retirement policy.

Director & Nominee Selection Criteria

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Governance & Nominating Committee considers adding a new director or re-nominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement), the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations. In doing so, the Committee takes into account a variety of factors, including:

(1) the Company’s strategies and its market, geographic and regulatory environments, both current and projected,

(2) the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,

(3) the results of the Board’s annual self-assessment process,

(4) the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and

(5) with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees, thus facilitating the Board’s committee rotation policy.

In addition, the Governance & Nominating Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

Additional information about the specific skills, qualifications and backgrounds of each of the present director nominees may be found on page 26 of this Proxy Statement under the under caption “The Board of Directors.”

New Director Selection Process

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the CEO and, on occasion, third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening is interviewed by the Governance & Nominating Committee or its Chairman and by the CEO.

Since the last annual meeting of shareholders, Mr. Bernardes was appointed to the Board effective July 27, 2010 and has been nominated for reelection as a director at this Annual Meeting. In selecting Mr. Bernardes, the Governance & Nominating Committee followed the above-described process and engaged a recognized third-party search firm to identify for consideration potential Board candidates based on criteria developed by the Governance & Nominating Committee. Mr. Bernardes was first identified to the Governance & Nominating Committee by this search firm.

The Board of Directors

The following pages present information about the persons who comprise Praxair’s Board of Directors, all of whom have been nominated for reelection to serve until the 2012 annual meeting and until their successors are elected and qualify. During 2010, the Board held six meetings.

Director Attendance

During 2010, the nominees for reelection to the Board collectively attended 97% of all Board meetings and meetings of committees of which they are members, and no nominee attended fewer than 92% of such meetings.

The Directors and Nominees

The Governance & Nominating Committee recommended to the Board, and the Board approved, the nomination for reelection of each incumbent director.

Each of the director nominees listed below has experience as a senior executive of a U.S. public company. Each nominee also has served as a director of one or more U.S. public companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the nominees also bring particular insights into specific end-markets that are important to the Company. These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. A description of the Governance & Nominating Committee’s process and criteria for nominating director candidates may be found on page 24 of this Proxy Statement under the caption “Director & Nominee Selection Criteria.”

STEPHEN F. ANGEL Director Since 2006	Age 55

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer from March to December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for General Electric’s Transportation Systems business from 1996 to 1999.

Mr. Angel is a director of PPG Industries, Inc. (where he serves on the Nominating and Governance Committee, and the Technology and Environment Committee). He is also a member of the Board of the U.S.-China Business Council and a member of the U.S.-Brazil CEO Forum, a member of the Board of the Business Roundtable, and a member of the Board of Directors of the American Chemistry Council.

As the Chief Executive Officer of the Company and a former senior operating executive at General Electric, a diversified manufacturing company, Mr. Angel brings the senior executive experience and skills cited above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of the Company in particular.

OSCAR BERNARDES Director Since 2010	Age 64

Managing partner at lntegra Assessoria em Negócios Ltda. in São Paulo, Brazil, a consulting services firm specializing in financial restructuring, governance and interim management in turnaround situations since 2003. From 1997 to 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation.

Mr. Bernardes is a director of Johnson Electric Holdings Ltd. in Hong Kong and four companies in Brazil: Localiza Rent A Car S.A., São Paulo Alpargatas S.A., Suzano Papel e Celulose and Gerdau S.A./Metalúrgica Gerdau S.A.

As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly.

NANCE K. DICCIANI Director Since 2008	Age 63

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She also serves on the Board of Directors of Halliburton Company (where she serves on the Audit and the Health, Safety and Environment Committees), and Rockwood Holdings, Inc. (where she is the Lead Director and serves on the Audit Committee, the Compensation Committee and is the Chairman of the Corporate Governance and Nominating Committee) and on the Board of Trustees of Villanova University. Dr. Dicciani is an Operating Partner of Advent International, a private equity firm.

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills noted above. She also has a substantial understanding of technology policy, management and markets.

EDWARD G. GALANTE Director Since 2007	Age 60

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business -- Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Foster Wheeler Ltd. (where he serves on the Audit Committee and the Governance and Nominating Committee), and is a director of Clean Harbors, Inc. (where he serves on the Corporate Governance Committee). He also serves on the Boards of Junior Achievement Worldwide, the United Way Foundation of Metropolitan Dallas, and as a Trustee of Northeastern University. He also is an Executive in Residence in Northeastern’s College of Business Administration.

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above. He also has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology.

CLAIRE W. GARGALLI Director Since 1992	Age 68

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli was the Chairman and Chief Executive Officer of Equibank, and Chairman of Liberty Bank, in each case from 1984-1990. Ms. Gargalli has been Praxair’s Executive Session Presiding Director since January 1, 2008.

Ms. Gargalli is a director of Baker Hughes, Inc. (where she serves on the Finance Committee and the Compensation Committee) and Virginia National Bank. She is also a trustee emeritus of both Carnegie Mellon University and Middlebury College. During the past five years Ms. Gargalli was also a director of Intermec, Inc. and UNOVA, Inc. (where she served on the Audit Committee). She also has served on the Audit Committee of Western Atlas, Inc.

As a former Chief Executive Officer of a banking company, Ms. Gargalli brings the senior executive experience and skills cited above. By reason of her additional experience in the executive search industry, she also has an enhanced perspective on the evaluation, compensation, motivation and retention of senior executive talent.

IRA D. HALL Director Since 2004	Age 66

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is the past chairman of the board of the Executive Leadership Council. He is a trustee emeritus of Stanford University, and is a board member and past Treasurer of the Jackie Robinson Foundation. During 2010, he completed twelve years of service on the Dean’s Advisory Council of the Stanford Graduate School of Business. During the past five years he was also a director of The Pepsi Bottling Group Inc., The Reynolds & Reynolds Company and Imagistics International, Inc. (where he served on the Audit Committee of each company and was Chairman of the Compensation Committee of The Pepsi Bottling Group Inc. and Chairman of the Audit Committee of Imagistics International, Inc.), and Ameriprise Financial Inc.

As a former Chief Executive Officer of an asset management company and a former senior finance executive at Texaco, a large energy company, Mr. Hall brings the senior executive experience and skills noted above. He also has a substantial understanding of capital markets, asset management, and pension fund matters.

RAYMOND W. LEBOEUF Director Since 1997	Age 64

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988-1994, he was the Chief Financial Officer of PPG.

Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Executive Committee, Audit Committee (Chairman), the Human Resources Committee and the Operations Committee). During the past five years he was a director of ITT Industries, Inc. (where he served on the Audit Committee).

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, financial reporting and internal controls.

LARRY D. MCVAY Director Since 2008	Age 63

Principal of Edgewater Energy, LLC, an energy industry consulting and oil and gas investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President - Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Strategic Initiatives Committee and is the Chairman of the Corporate Governance Committee). He is also a member of the Dean’s Council of Texas Tech University’s Engineering School.

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills cited above, and has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology. He also has practical experience in operating in Russia and the Middle East.

WAYNE T. SMITH Director Since 2001	Age 65

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a former director of Citadel Broadcasting Corporation (where he served on the Audit Committee and the Compensation Committee) and is a trustee, and past Chairman of, the Federation of American Hospitals.

As the Chief Executive Officer of Community Health Systems, a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates.

ROBERT L. WOOD Director Since 2004	Age 56

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 to 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is also a director of Jarden Corporation (where he serves on the Audit Committee and is the Chairman of the Executive Compensation Committee), and has served as chairman of the American Plastics Council. During the past five years, he was also a director of the American Chemistry Council.

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills noted above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company.

Executive Officers

The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each annual meeting of shareholders.

Stephen F. Angel, 55, See description under “The Board of Directors.”

James T. Breedlove, 63, is Senior Vice President, General Counsel and Secretary of Praxair, Inc. and served as Vice President, General Counsel and Secretary from 2004 to 2006. Prior to joining Praxair in 2004, Mr. Breedlove was Senior Vice President and General Counsel at GE Equipment Services from 2002, and from 1992 to 2002 he served as a Senior Vice President of a division of General Electric Capital Corp.

Domingos H. G. Bulus, 49, is a Senior Vice President of Praxair, Inc. and served as a Vice President from 2003 to 2011. He is also President of White Martins Gases Industriais Ltda. (“White Martins”), Praxair’s Brazilian subsidiary, since 2003. He served as President of Praxair Asia from 2001 to 2003. Mr. Bulus also served as Executive Director of the Andean Treaty region for White Martins from 1996 to 2001.

James J. Fuchs, 58, an Executive Vice President of Praxair, Inc., will retire from Praxair effective March 31, 2011. From 2006 to 2010 he served as Senior Vice President, and served as a Vice President from 2001 to 2006. He also served as President of North American Industrial Gases from 2001 to July, 2010 and, from December 2009 to February 2010, he also oversaw Praxair Distribution, Inc. From 2006 to 2011, Mr. Fuchs was also responsible for Praxair’s Mexican operations. Prior to these assignments, Mr. Fuchs served Praxair Asia as its President from 1998 and as a Vice President from 1996.

Elizabeth T. Hirsch, 57, is Vice President and Controller of Praxair, Inc. since December 2010. Prior to becoming Controller, she served as Praxair’s Director of Investor Relations since 2002 and as Vice President of Investor Relations since October 2010. She joined Praxair in 1995 as Director of Corporate Finance and later served as Assistant Treasurer. Previously, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company.

Ricardo S. Malfitano, 52, is an Executive Vice President of Praxair, Inc., overseeing Praxair’s South America and Asia regions, and the electronics businesses, global hydrogen business, global supply systems, global operations excellence, safety and environmental compliance and global sustainability. Mr. Malfitano served as a Senior Vice President of Praxair from 2003 to 2006 and was President of White Martins, and President, Praxair South America from 2001 to 2003. He served as President, North American Industrial Gases and President of Praxair Canada from 1998 to 2001.

Eduardo Menezes, 47, is a Senior Vice President of Praxair, Inc. overseeing Praxair’s North American Industrial Gases and Mexico businesses. From 2010 to March 2011, he was a Vice President of Praxair with responsibility for the North American Industrial Gases business. From 2007 to 2010, he was President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 to 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 to 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 to 2003.

John Panikar, 43, is a Vice President of Praxair, Inc. and has been President of Praxair Distribution, Inc. since November 2010. From 2009 to 2010, he served as Vice President for the U.S. South Region of North American Industrial Gases, and in 2008 he was Vice President of product management and analysis of North American Industrial Gases. From 2004 to 2008, he was Managing Director of Praxair India, and served as Director of business development for Praxair Asia from 2002 to 2004. Mr. Panikar joined Praxair in 1991 and held various project management positions.

James S. Sawyer, 54, is an Executive Vice President and the Chief Financial Officer of Praxair, Inc. Mr. Sawyer was designated the Company’s Chief Financial Officer in 2000. From 2003 to 2006, he also served as a Senior Vice President.

Todd A. Skare, 40, is a Vice President of Praxair, Inc. and President of Praxair Europe since July 2010. From 2009 to 2010, he was a Vice President of Praxair Distribution’s South Region. He joined Praxair in 1992 as a process engineer, and held increasingly responsible roles in sales and engineering, including Director of China Engineering and Construction from 2005 – 2009.

Scott E. Telesz, 43, is a Senior Vice President of Praxair responsible for Praxair’s business in Europe, Praxair Surface Technologies, Praxair Healthcare Services, Strategic Planning, and the Company’s Global Procurement and Materials Management group. Before joining Praxair in 2010, he was a Vice President from 2007 to 2010 of SABIC Innovative Plastics, a major division of Riyadh-based Saudi Basic Industries Corporation, a global manufacturer of chemicals, fertilizers, plastics and metals. From 1998 to 2007, he held a variety of general management positions with General Electric, and from 1989 to 1998, Mr. Telesz held several positions, including Engagement Manager in the United States and Australia, with McKinsey & Company.

Executive Compensation

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Wayne T. Smith, Chairman
Nance K. Dicciani
Edward G. Galante
Robert L. Wood

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Named Executive Officers. The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. A detailed description of the Compensation Committee’s responsibilities and processes is set forth under the heading “The Compensation & Management Development Committee” on pages 22 to 23 of this Proxy Statement. Certain facts described in this CD&A reflect Compensation Committee deliberations in private session, which the Compensation Committee has advised management are accurate and materially complete.

Summary

In 2010, despite the difficult economic environment, which showed only modest recovery from the downturn in 2008 and 2009, Praxair delivered strong operating performance. Executive incentive compensation for 2010 reflected this strong performance and was aligned with the objectives of the executive compensation program.

•	Strong growth in operating results for 2010 resulted in above-target annual incentive payouts. As described below, the Company achieved better-than-target results for sales, adjusted net income, and working capital as a percentage of sales. This performance resulted in above-target annual incentive payouts.

•	The global economic downturn in 2008 and 2009 negatively impacted financial performance, and certain outstanding long-term incentive awards were forfeited or paid out below target. As described below, because the threshold earnings per share (“EPS”) growth target for the 2008 Performance Options Awards was not met, these options did not vest and were forfeited. Similarly, Performance Shares initially awarded in 2008 were paid out in 2010 at below-target levels because financial targets were not fully achieved.

•	Praxair’s executive compensation program focused on motivating performance and retaining talent. The Company delivered a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. Together these elements reinforced the Company’s pay-for-performance philosophy, provided a balanced focus on both long- and short-term performance, and encouraged employee engagement and retention.

•	Praxair continued to utilize compensation best practices including, among others:

•	total compensation set at competitive market levels,

•	annual variable compensation awards based principally upon performance against objective pre-established goals,

•	long term equity incentive awards consisting predominantly of stock options and performance share units,

•	limited perquisites and personal benefits,

•	no payments of “tax gross-ups” to executives for any perquisites and personal benefits unless available to employees generally,

•	double trigger change-in-control severance agreements which limit lump sum payouts to 2 times salary plus target variable compensation (for agreements first effective on or after January 1, 2010),

•	substantial stock ownership requirements for officers,

•	a clawback (“recapture”) policy adopted in 2008, and

•	a policy against hedging related to Company stock held by officers.

Praxair’s Executive Compensation Objectives

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	build and support a performance-driven culture and motivate executives to deliver strong business results; and

•	align executives with shareholder expectations by closely linking total compensation with

•	short term business performance, and

•	longer term shareholder value creation.

The Compensation Committee seeks to achieve these compensation program objectives by providing a competitive total compensation package designed to attract and retain high-performing, results-oriented executives. To further illustrate how these objectives are achieved in both design and results, the following two sections provide: (1) a summary of the alignment of the program with the Company’s business objectives and (2) an overview of the program’s “pay-for-performance” design and results.

Alignment of Executive Compensation with Praxair Business Objectives

Business Objective: Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment opportunities and dividends.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established revenue, net income and working capital goals.

•	Annual grants of performance share units (comprising 50% of the total value of equity grants made in the year) that vest if a three-year cumulative EPS growth target is met.

•	Annual grants of stock options (comprising 50% of the total value of equity grants made in the year) the value of which is directly linked to the growth in the Company’s stock price.

Business Objective: Maintain world-class standards in safety, environmental responsibility, compliance, talent management, and financial controls.

•	Annual payout of variable compensation is materially influenced (up to +/-35 percentage points) by performance against pre-established non-financial goals in these and other areas.

Business Objective: Attract and retain executives who thrive in a performance-driven culture.

•	A competitive base salary and benefits program annually benchmarked against peer companies of similar size and scope.

•	Total compensation opportunity is highly leveraged according to Company performance with significant downside risk and upside opportunity (87% of CEO’s annual direct compensation is performance-based).

Pay-for-Performance Overview

In order to align executive compensation with Company performance, the Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk” depending upon Company performance, as well as a comparison of the Company’s performance in relation to that of other companies.

Pay Mix

Between 72% and 87% of the NEOs’ target total direct compensation opportunity for 2010 was in the form of performance-based variable compensation and long-term incentives, motivating them to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and are dependent upon the Company’s achievement of financial and other business goals set by the Compensation Committee and, for long term incentives, the Company’s stock price performance.

The chart below shows the CEO’s 2010 target pay mix, which consisted of 87% performance-based compensation and 13% non-performance-based compensation (performance-based equity compensation is valued at the “grant-date fair value” of each incentive award as determined under accounting standards related to share-based compensation). As further described elsewhere in this Proxy Statement, the annual incentive payout and the ultimate value of the incentive equity grants could be zero if the Company does not perform.

Praxair CEO’s Target Pay Mix for 2010

Comparative Company Performance

In seeking overall alignment between executive compensation and Company performance, the Compensation Committee considers a variety of guideposts, including the Company’s comparative performance with respect to total shareholder return (“TSR”) and other financial measures. The graph below compares the most recent five-year cumulative returns of Praxair’s common stock with those of the

Standard & Poor’s 500 Index and the S5 Materials Index, which covers 30 companies, including Praxair. The figures assume an initial investment of $100 on December 31, 2005, and that all dividends have been reinvested.

It is noteworthy that, despite a Praxair TSR performance in 2007 far exceeding that of the S&P 500 and the S5 Materials Index, Praxair’s TSR drop associated with the financial and economic dislocation in the second half of 2008 was not as severe as that experienced by the indices and, over the entire period, an investment in Praxair has significantly outperformed those indices.

Pay Earned in 2010 for Performance

Performance-based Variable Compensation for 2010. As detailed under the caption “Annual Performance-Based Variable Compensation” on page 41 of this Proxy Statement:

•	The Company’s performance in 2010 with respect to Revenue, Net Income and Working Capital (as a percent of sales) exceeded the targets set at the beginning of the year, in most cases significantly so.

•	In addition, the Compensation Committee determined that the Company’s performance against non-financial goals set for the year warranted a positive adjustment to the annual variable compensation payout.

•	Based on this significantly above-target performance plus an individual performance adjustment, the CEO earned a variable compensation payout for 2010 equal to $3,105,000, well above the 2009 payout of $1,242,000 that resulted when financial targets were not met.

2010 vesting and payout of prior performance-incentive grants. As detailed under the caption “Long Term Incentive Awards” on page 45 of this Proxy Statement:

•	2008 grants of performance-based stock options were forfeited in their entirety for failure to meet the threshold 3-year 33% EPS growth target set in early 2008, as 31% growth was attained.

•	Accordingly, the CEO forfeited all such options thus realizing none of the $980,050 “grant-date fair value” of this 2008 award that was included in his 2008 pay mix.

•	2008 grants of performance share units vested in February 2010 at 88% of target because financial results for 2008 and 2009 were not fully achieved against the targets. This resulted in the CEO’s receiving 1,708 fewer shares (valued at $128,168 on the vesting date) than he would have received if the target results had been achieved.

Compensation Risk Analysis

Highlight:

•	Based on its annual review of the Company’s incentive compensation programs and operating controls, the Compensation Committee concluded that those programs do not encourage inappropriate risk-taking

The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company. Each year, the Compensation Committee conducts a review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts. The Compensation Committee has determined that (1) there exist sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company does not use highly leveraged short term incentives that would tend to drive high risk decisions for short term, unsustainable gain, and (3) the Company’s executive stock ownership policy and the “recapture” policy described below also serve as disincentives for unacceptable risk-taking. Based upon this review, the Compensation Committee has concluded that the Company’s incentive compensation programs are designed appropriately to provide reasonable assurance that they do not encourage risk-taking that could be reasonably likely to have a material adverse affect on the Company.

Key Executive Compensation Factors and Considerations

The key factors that the Compensation Committee considers in determining NEO compensation are summarized below, followed by a discussion and analysis of the individual elements of NEO compensation. As described below, the determination of annual performance-based variable compensation for 2010 was made in part by use of a formula that measured Company financial performance achieved against selected and pre-set financial measures.

Compensation Consultant Analysis and Advice

The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2010, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included advice on the determination of NEO compensation, preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials related, for example, to the design of performance-based variable compensation programs and the long term incentive program.

Deloitte Consulting analyzed a compensation benchmarking study performed by management, reviewed other independent compensation data and gave advice on competitive compensation for the Company’s executive officers. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel discussed the consultant’s analysis and the data to be presented at the meeting, and the CEO solicited the consultant’s views on his proposed recommendations for executive officer compensation (other than his own). In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation.

Benchmarking

The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

Selection of Benchmark Companies. For determinations of compensation for 2010, the Compensation Committee utilized benchmark companies selected based upon an annual benchmarking review conducted with advice of its compensation consultant. The benchmark companies comprised a Key Company Group and a Practices Tracking Group. The Key Company Group peers were selected with reference to the following financial measures: Market Capitalization, Revenue and Net Income and are generally similar in size to the Company in one or more of these measures. Also considered were Net Assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or of Praxair’s customers. The Compensation Committee used the Key Company Group to assess competitive market compensation levels for NEO positions. For 2010, the 21 companies identified below were included in the Key Company Group:

Air Products and Chemicals	Duke Energy	Kellogg
Applied Materials	DuPont	Kimberly Clark
Baker Hughes	EMC	Monsanto
Baxter International	General Mills	Norfolk Southern
Chesapeake Energy Corp	Illinois Tool Works	PPG Industries
Covidien	Ingersoll Rand	Schering Plough Corp
CSX Corp	International Paper	US Steel

The Compensation Committee also consulted market data from a broader Key Industry Group, comprised of companies included in a broad spectrum of manufacturing industries, in order to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors.

The Practices Tracking Group consists of companies that are in the same industry as the Company and/or are considered to be companies that Praxair’s executives may consider for employment if they were to leave the Company. The Practices Tracking Group was used for an evaluation of executive compensation practices in the chemicals industry such as: forms of equity awards, stock ownership guidelines, perquisites and personal benefits, and retirement and other termination arrangements. For 2010 decisions, the Compensation Committee’s pay practices evaluation used a Practices Tracking Group comprised of the following companies: Air Products and Chemicals, Ashland, Celanese Corp, Dow Chemical, DuPont, Eastman Chemical, Huntsman Corp, Lubrizol, Monsanto and PPG Industries.

Application of Benchmark Data. For target total direct compensation opportunity, the Compensation Committee examined the median and the 75th percentiles of benchmark company data for each NEO’s position. When possible, data provided to the Compensation Committee was adjusted based on regression analysis to account for the differing scope of operations of comparator companies. Although the Compensation Committee uses the median as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time, deviate from the median (a) to account for experience in the position, (b) because of year-to-year swings in market median data, (c) so as to maintain the desired internal equity among executive positions, and (d) to balance the mix of compensation elements deemed appropriate for each NEO.

Recommendations of the Chief Executive Officer

The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee on such matters as:

•	salary adjustments, target (percent of salary) performance-based variable compensation and the value of long term incentive awards for individual executive officers (other than himself) based on analysis of the market benchmark data.

•	with respect to the compensation of the individual NEOs, the Company’s retention goals for such NEOs and recognition of relative roles and responsibilities of the NEOs within the Company.

•	the form of long term incentive awards most appropriate to drive sustainable shareholder value creation while also providing appropriate retention incentive for NEOs.

•	the companies against which it is appropriate to benchmark the Company’s executive compensation.

•	the financial and non-financial performance metrics to be used in the Company’s incentive program.

Evaluation of Aggregate Compensation

Total Compensation and Benefits. The Compensation Committee considers whether the value of each NEO’s aggregate compensation package, in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format, is consistent with the Compensation Committee’s executive compensation objectives. In December 2009, the Compensation Committee performed this review and determined that the total compensation opportunity granted to each NEO in 2009 was consistent with its executive compensation objectives and that no structural adjustments should be made to any component of the 2010 total compensation opportunity.

Termination Benefits. The Compensation Committee also considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee has concluded that the amounts that could be received are appropriate to each NEO’s circumstances.

Recapture Policy

The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by, any or all elected officers of the Company, if and to the extent that:

(a) the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

(b) the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

The details of this policy are under review in light of Section 954 (entitled “Recovery of Erroneously Awarded Compensation”) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company’s response will be guided by SEC final rules implementing this new law which have not yet been published.

Other Considerations

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed below) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2010, although all such grants were made in a manner as to not require mark-to-market accounting treatment.

Analysis of the Use of Long Term Incentives. The Compensation Committee reviewed 2010 stock transactions by executive officers and their year-end holdings so as to monitor the executives’ use of long term incentives. The review included ensuring that executives were compliant with the stock ownership policy, including the policy’s anti-hedging provisions, and inspection for improper dispositions back to the Company or other self-dealing. Based on this review, the Compensation Committee determined that the long term incentives previously granted to NEOs continue to be used appropriately (see also the disclosure on page 14 of this Proxy Statement regarding the Company’s anti-hedging policy).

Elements of Direct Compensation for Executive Officers

The methods by which the amounts of 2010 direct compensation for NEOs were determined and the reasons therefor are described in the following sections for each element of direct compensation.

Salary

The salary level for each NEO for 2010 was established by the Compensation Committee from its consideration of the benchmark data for equivalent positions in the Key Company Group and is typically effective April 1 of each year. In addition, experience, time-in-position and recruiting and retention goals may influence the salary for any individual executive in any given year. The salaries reported in the “Summary Compensation Table” reflect actual cash paid for each calendar year.

Annual Performance-Based Variable Compensation

Highlights:

•	Awards determined based on Company performance against challenging pre-established financial goals on three equally-weighted measures (net income, sales revenue, and working capital as a percentage of sales) and non-financial goals.

•	Individual adjustments may be made based on personal performance.

•	No minimum guaranteed annual variable compensation award for any executive.

•	No payout for below threshold financial performance.

•	Payouts for financial performance extrapolated from zero at threshold performance to a cap of 200% for above target performance.

The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents that earned for 2010 performance. Below is a description of how the Compensation Committee determined the 2010 annual performance-based variable compensation earned by each NEO under the Company’s Variable Compensation Plan. The Company uses comparable criteria to determine the performance-based variable compensation that is awarded to all eligible employees.

Target Performance-Based Variable Compensation Level. The target performance-based variable compensation level for 2010 for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the financial performance target goals) was established by the Compensation Committee in January 2010 and ranged from 80% to 140% of salary. The compensation target for each NEO was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group (with secondary reference to the Key Industry Group, as described above).

Establishment of Financial Measures. In January 2010, the Compensation Committee selected three financial measures that it determined were appropriate to meet the compensation objectives of driving desired short term business performance for the 2010 plan year and increasing total shareholder return. These financial measures were the Company’s corporate consolidated results with respect to (1) sales revenue (2) net income, and (3) working capital as a percent of sales (defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions), with each measure weighted equally. Sales revenue and net income are accounting items reported in accordance with GAAP in the Company’s public financial statements subject to certain adjustments that the Compensation Committee approves based on factors that it deems to be extraordinary, non-recurring, or otherwise properly modified, excluded or included.

Modification for 2011. In order to further incent management to deliver profitable growth and thereby further align executives’ and shareholders’ interests, the Compensation Committee determined that these three financial measures would continue to be used for 2011 variable compensation determinations, but with Net Income weighted at 50%, and each of sales revenue and working capital as a percent of sales weighted at 25%.

Establishment of Financial Goals and Earned Payouts. Target goals were established for each financial measure which corresponded to a 100% payout of the target performance-based variable compensation. In addition, values were established for each financial measure representing a minimum, or “threshold”, performance level below which no variable compensation would be earned based on financial performance. Variable compensation based on financial performance alone is capped at 2 times the target compensation, regardless of actual Company performance against the selected financial goals.

The Compensation Committee designed the relationship between pay and performance so as to ensure that performance which significantly outperformed the target financial goals would be rewarded with well-above target payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum performance threshold. In setting the target financial goals, the Compensation Committee sought to establish challenging but achievable goals that would motivate and reward the NEOs for the delivery of strong business results without encouraging excessive risk taking. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	management’s operating plan, including expected year-over-year changes in performance,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected 2010 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Non-Financial Goals. The Compensation Committee also established non-financial goals with respect to (1) strategic positioning of the business for long term performance, (2) performance relative to peers, (3) safety and environmental compliance, including improvements in recordable injuries and lost workday rates, (4) employee engagement and people development, including diversity in hiring, retention and advancement, and career development for future leadership for the Company, (5) demonstrated organizational capabilities in productivity and efficiency resulting from the Company’s Six Sigma and other initiatives, and (6) audit/compliance initiatives and issues. Based on the CEO’s evaluation of performance against non-financial goals, including evidence supporting that evaluation, the Compensation Committee’s assessment of the Company’s performance of these non-financial goals, and consideration of unforeseen external factors beyond management’s control that may have helped or hindered management’s achievement of the financial goals, the Committee may make a subjective adjustment of up to plus or minus 35% of target compensation to performance-based variable compensation payout as determined by the performance against financial measures.

Individual Performance. The Compensation Committee may make a positive or negative adjustment to each NEO’s performance-based variable compensation (calculated based on the performance against financial and non-financial goals described above) based on its evaluation of individual performance, determined with reference to one or more of the qualitative factors described below. The Compensation Committee takes into consideration the CEO’s recommendations for the adjustment appropriate for each NEO. For 2010, an adjustment could have been applied resulting in a payout as low as zero or as high as 1.5 times the NEO’s calculated performance-based variable compensation.

In evaluating individual performance, the Compensation Committee considers various qualitative factors relating to each NEO, examples of which may include:

•	the NEO’s performance in his principal area of responsibility and the degree to which the Compensation Committee wishes to reward such performance; and

•	the NEO’s exhibition of the values, competencies and behaviors that are important to the success of the Company.

Performance-Based Variable Compensation Illustration. To illustrate how the Compensation Committee made 2010 performance-based variable compensation determinations under the Variable Compensation Plan, assume the following hypothetical example: (1) a NEO’s base salary was $500,000 and his target performance-based variable compensation was 85% of base salary; (2) the Company achieved above target performance for each of the three financial measures rendering a financial payout result of 150 percentage points; (3) the Compensation Committee determined that the Company’s achievement of non-financial goals supported a positive adjustment of 15 percentage points; and (4) the Compensation Committee made an upward adjustment of 10% to the NEO’s performance-based variable compensation based upon his individual performance. The NEO’s performance-based variable compensation would have been $771,375 calculated as follows: $500,000 base salary times 85% (the target level for the executive) which would equal $425,000 times 165% (being the 150 percentage points for financial performance plus the 15 percentage points positive adjustment for non-financial performance) which would equal $701,250 times 1.1 for individual performance, which equals $771,375.

Adjustments of Payouts Under Section 162(m). In December 2009, the Compensation Committee established an upper limit on performance-based variable compensation that could be paid to NEOs for 2010 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (the “162(m) Plan”). For 2010, the Compensation Committee identified the participants in the 162(m) Plan and approved the maximum performance-based variable compensation payment that could be paid to each NEO based on budgeted Net Income performance. At the end of the performance period, the Compensation Committee certified the Net Income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion available under the 162(m) Plan to adjust the actual payment to a level it deemed appropriate for each NEO according to the methodology described above.

2010 Results and Payout Based on Performance. Despite the difficult economic environment in 2010 which showed only modest recovery from the downturn in 2009, the Company delivered strong operating financial performance. Sales were well above the target goal, resulting in an above target payout related to that measure. In addition, management was able to leverage cost reduction and productivity initiatives to increase net income significantly above the target goal, resulting in an above target payout related to that measure. Working capital as a percentage of sales was improved over 2009 and better than the target goal, resulting in an above target payout for this measure as well. Overall, weighting these results according to the 2010 variable compensation plan design, management earned a payout for financial performance above target. The determination of these results excluded the effects on net income of a fourth quarter charge to earnings related to the settlement of tax disputes in Spain and a fourth quarter income tax benefit related to the repatriation of highly taxed foreign income (which items are discussed in the Company’s 2010 Form 10-K and Annual Report). Consistent with the pre-established variable compensation plan design, the Compensation Committee determined to exclude these items from net income for purposes of variable compensation calculation since, among other things, these amounts did not reflect, or result from, management’s operating performance during the year, and in the case of the tax settlement charge, prior year variable compensation payouts did not benefit from the impact of the tax positions that were the subject of the disputes.

The table below shows for each financial performance measure the Company’s 2009 and 2010 actual financial performance, and the 2010 target financial goals set by the Compensation Committee that would earn a payout of 100% of target compensation.

	2009 Actual	2010 Target	Growth	2010 Actual
	Performance*	Goals	Required for	Performance*	Actual Growth
Financial Measure	(millions)	(millions)	Target	(millions)	Achieved
Sales	$9,062	$9,583	+6%	$10,096	+11%
Net Income	$1,228	$1,340	+9%	$1,414	+15%
Working Capital as % of sales	13.2%	13.1%	n/a	12.2%	n/a

*	as adjusted per the terms of the Variable Compensation Plan (see “Establishment of Financial Measures” and “Establishment of Financial Goals and Earned Payouts” on page 42)

The Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined for 2010 performance-based variable compensation. The report of the internal auditors confirmed to the Compensation Committee that such performance was properly determined.

In addition to determining performance against financial measures, the Compensation Committee determined that the Company’s performance with respect to the pre-established non-financial goals was generally strong, and, consequently, should be a positive factor in determining performance-based variable compensation. For example, the Compensation Committee noted that the Company (i) made significant progress in expanding its position in the hydrogen business and expansion globally including international capital projects and joint ventures that would further enhance the Company’s strategic position for the future, (ii) was selected for the Dow Jones Sustainability World Index, for the eighth year in a row, and as the current year’s only industrial gases company, (iii) continued advancements in productivity and efficiency programs including replication of Lean and Six Sigma initiatives, and (iv) continued improvements in the number of lost work days and recordable injuries. The Compensation Committee applied a positive adjustment of 12 percentage points to the variable compensation payout in recognition of the Company’s performance relative to the non-financial goals.

Adjustments were also made to the payouts of each NEO based upon his individual performance, resulting in the total performance-based variable compensation award reported in the Summary Compensation Table. Individual adjustments were based upon the Compensation Committee’s evaluation of NEO performance against factors that included those listed above under the subcaption “Individual Performance.” However, the Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. In 2010, none of these factors individually, nor any combination of them collectively, had any material impact on the total annual compensation for any NEO; nor was there any material variation in individual performance adjustments among the NEOs except that the individual performance adjustment for Mr. Fuchs was 8% higher than the average individual adjustment for the other NEOs, reflecting his success in leading the Company’s North American business to achieve strong performance despite that region’s slow economic recovery.

Long Term Incentive Awards

Highlights:

•	Provide a balance of annual, medium term, and long term performance incentives and rewards.

•	Annual grant value based primarily on benchmark peer company data.

•	Annual grants consist predominantly of stock options (approximately 50% of value delivered) and performance share units (approximately 50% of value delivered).

•	Performance share units:

Vest if performance meets cumulative earnings-per-share growth over a 3-year performance period. Pay no dividends or dividend equivalents prior to vesting.

•	Stock options:

Priced at the closing market price on date of grant.

Date of grant uniformly set in advance as the date of the Board’s regular February meeting.

Vest in equal tranches of one-third per year over three years and expire after ten years.

In addition to annual variable compensation to incent and reward short term performance, the Company grants its executives a mix of equity awards designed to incent and reward sustained performance over the medium and long term. The structure of these awards is intended to both enhance long term shareholder value and to attract and retain executive talent. The long term incentive grants reported for each NEO in the “Grants of Plan-Based Awards” table below represent the grants of stock options, performance share units, and in some cases, time-vested restricted stock units.

Determining the Value to be Delivered. The 2010 target dollar value of annual long term incentive awards for each NEO was established by the Compensation Committee in December 2009 primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group (with secondary reference to the Key Industry Group, as described above). In determining the target dollar value of long term incentive awards to be delivered in 2010 to NEOs, the Compensation Committee did not deem relevant the number or value of equity awards then held by NEOs or the amount of previous gains realized by NEOs from exercises of options, the vesting of performance share units, or in Mr. Angel’s case, the vesting of previously-granted restricted stock.

Determining the Form of Awards. The Compensation Committee determined that, as in 2009, the regular 2010 long term incentive awards should be a mix of stock options (50% of the target value) and performance share unit awards with a three-year performance period (50% of the target value). It made this determination to reflect market trends indicating an increased use of multiple forms of equity-based awards, and to provide a sustainable equity mix which would reward improvements in EPS and stock appreciation. In addition, in February 2010, the Compensation Committee approved a one-time grant of time-vesting restricted stock units to certain key members of management including the NEOs (except for Mr. Telesz, who joined the Company in April 2010, and Mr. Angel). These were limited grants that ranged from 1,500 to 2,000 units. The purpose of this additional award was to recognize the overall success of the recipients in proactively addressing the effects on the Company of the global economic downturn of 2008 and 2009. To establish continued alignment with shareholder interests beyond the year of grant, the Compensation Committee determined that the restricted stock units should vest in three equal annual installments.

The Compensation Committee determined that stock options presented an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. The potential for future value acts both as a retention tool and an incentive to deliver strong business results that would be expected to increase the Company’s stock price, thereby creating shareholder value. The Compensation Committee also noted that, because of the Company’s historical record of excellent shareholder return performance, the Company’s executives place high value on stock options as a long term incentive vehicle. Finally, the Compensation Committee considered that the vesting terms, as well as the opportunity provided by stock options for substantial leveraged value from sustainable growth in shareholder value over their ten-year term, encourage long term decision-making.

To assure a strong alignment with shareholders’ interests in medium term performance, the performance share unit awards granted in February 2010 generally vest after three years from the grant date provided that the Company has attained a minimum level of cumulative EPS growth for a three-year performance period beginning on January 1, 2010 and ending on December 31, 2012. A three-year performance period was believed to be an appropriate medium-term balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals. If EPS goals are met, the performance share unit awards will vest and will be settled in shares of Company common stock. The payment of shares will range from 50% to 150% of the individual’s “target” amount, depending upon the Company’s cumulative EPS growth for the performance period compared against pre-established EPS growth goals. If the EPS goals are not met, the awards will be forfeited. However, if as a result of materially adverse and unforeseen market conditions beyond the control of the Company, the Company’s cumulative EPS growth for the performance period does not meet the threshold level for payout but does exceed the average cumulative EPS growth in operating earnings of the companies included in the Materials Sector of the Standard & Poors 500 index for the same performance period, each participant will receive a payment of shares equal to 50% of his or her “target” award unless the Compensation Committee determines that no payment should be made.

Determining the Amount of Awards. In January 2010, the Compensation Committee determined the number of option shares and performance share units to be granted to each NEO based on the target for the dollar value to be delivered to each NEO from long term incentive awards as described above under the caption “Determining the Value to be Delivered.” The number of option shares was based on an estimated valuation of the Company’s options using a Black-Scholes valuation model and applying that per-option value to 50% of the dollar value to be awarded to each NEO. The number of performance share units was based on the estimated valuation of the shares and applying that per-share value to 50% of the dollar value to be awarded to each NEO, as previously determined.

Determining the Grant Date. The Compensation Committee’s practice has been to approve at its regular meeting in late January the total number of long term incentives to be allocated among all eligible employees, and to approve specific long term incentive awards to be granted to each NEO and the other executive officers. The Compensation Committee sets the actual grant date of these long term incentive awards as the date of the Board’s regular meeting in late February. The option exercise price of stock options is fixed at 100% of the closing price of the Company’s common stock on the NYSE on that February meeting date. For employees other than NEOs, separate stock option grants and other equity awards may occur on other dates throughout each year as part of hiring new employees, to address individual retention concerns, or upon promotions.

Consistent with this practice, on January 25, 2010, the Compensation Committee established February 23, 2010 as the grant date for NEOs’ and other eligible employees’ options and performance share unit awards, coinciding with the Board’s next scheduled meeting date. This grant date was established so that:

•	The grant date (and, thereby, the exercise price) for NEOs’ options is aligned with those granted to all other eligible employees.

•	A reasonable interval would exist between the Company’s public release of 2009 earnings results in late January 2010 and the February 23, 2010 grant date upon which the exercise price of the options was set.

Forfeiture and Below Target Payout of 2008 Equity Awards. The global economic downturn in 2008 and 2009 negatively impacted financial performance, and certain outstanding long-term incentive awards were forfeited or were paid out below target. Specifically, because the 33% three-year EPS target for the 2008 performance-vesting options awards was not met, these options did not vest and were forfeited in their entirety. Similarly, performance share units initially awarded in 2008 were paid out in 2010 at 88% of the target level because two-year target financial goals were not fully achieved.

Stock Ownership Policy and Holding Period Requirement. In order to align executives’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Policy”). NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through long term incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) Savings Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under the Company’s Officers’ Stock Ownership Policy, until the stock ownership level is met, an officer may not sell any of his/her holdings of Company stock, and must hold all shares acquired after tax upon vesting of performance share units or restricted stock. As of the date of this Proxy Statement, each NEO has met or exceeded his ownership requirement or is within the time permitted to meet the required share ownership.

Benefit Plans Available to Executive Officers

Highlight:

•	NEO benefit plans and benefit calculations are essentially the same as generally available to other U.S. employees.

The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees. Neither the financial resources of the NEO, nor the amount or form of present or past direct compensation paid to the NEO, was deemed by the Compensation Committee as relevant to any NEO’s continuing eligibility to participate in these plans in 2010. Except as discussed below, benefits for NEOs under these plans are available and calculated on the same basis as for the other plan participants. Adjustments are made so as to continue the benefits to all participants, including NEOs, to the extent that they would otherwise be limited by income or other restrictions imposed by the federal tax laws. From time to time, the Compensation Committee may approve certain other adjustments to be applied to a NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments that are in place for any NEO are disclosed in the tables in this Proxy Statement or their related footnotes or narratives. In addition to the benefit plans listed below, employees, including NEOs, are eligible to participate in other Company plans such as the 401(k) Savings Plan, medical plan, dental plan, and relocation and vacation programs.

Retirement Plans

Highlights:

•	Non-qualified Supplemental Retirement Income plans provide certain retirement benefits that would otherwise have been paid to senior managers under the tax-qualified pension plan but for application of certain federal tax laws.

•	Only salary and variable compensation are considered in pension calculations.

The benefits payable to NEOs under the Company’s retirement plans are described in the “Pension Benefits” table on page 57 and its related footnotes and narrative. As described more fully therein, the Compensation Committee, with the advice of its independent consultant, has in the past approved certain additional retirement benefits for certain executives, including service year credits for Mr. Angel. This benefit was provided in order to attract Mr. Angel to the Company and to provide additional retention incentive by compensating him for benefits lost upon departure from his previous employer. Also described in the footnotes are certain adjustments for Messrs. Malfitano and Fuchs related to their service in Brazil and Canada, respectively, which adjustments are generally available to all similarly situated employees.

Tax-Qualified Pension Plan. The Company maintains a tax-qualified defined benefit pension plan for most U.S. employees, including the NEOs.

Supplemental Retirement Income Plans. The Company maintains non-qualified unfunded supplemental retirement income plans (“Supplemental Plans”) for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain federal tax law limitations. Because of their income levels, each NEO is eligible to participate in the Supplemental Plans. The incremental benefits paid under the Supplemental Plans are calculated in the same manner as the underlying tax-qualified pension plan and generally result in no greater benefit than if federal tax law limitations were not in place.

Compensation Deferral Program

Highlight:

•	No above-market earnings are payable on deferred compensation.

U.S. employees eligible to participate in the Variable Compensation Plan, including the NEOs, are eligible to participate in the Company’s Compensation Deferral Program. Contributions, earnings, withdrawals and year-end balances for 2010 for each NEO under the Compensation Deferral Program are reported in the “Nonqualified Deferred Compensation” table on page 58.

The primary benefit to participants in this plan is that income taxes on any compensation deferred into the plan, and on any earnings within the plan on those deferrals, are also deferred until the account is actually paid out to the individual. Contributions to the plan are voluntary and represent compensation already earned by the participant. The Company also makes contributions that would have been made on the employees’ behalf to the 401(k) Savings Plan but for the application of certain federal tax law limits under that plan. No preferential earnings opportunities are available under the plan to NEOs. Each NEO’s account balance in the plan at any point in time reflects the value of his deferred compensation (and the Company contributions noted above) as if he had invested it, at the time it was earned, in Praxair stock or a fixed income security, as the NEO chose or as provided under the Compensation Deferral Program.

Perquisites and Personal Benefits

Highlights:

•	Perquisites and personal benefits for executives that are not available to employees generally are limited.

•	All perquisites or personal benefits provided to executive officers are reviewed at least annually by the Compensation Committee.

•	No “tax gross-up” is permitted for any executive officer perquisite or personal benefit unless such gross-up is available to employees generally.

The Company’s policy is not to extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2010 of those benefits provided to NEOs that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” on page 51 (included in the amounts reported in the column captioned “All Other Compensation”). The Compensation Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. Accordingly, the Compensation

Committee reviewed 2010 Company expenses, regardless of amount, that could be construed as a perquisite or personal benefit for each NEO. The purposes of this review included ensuring that:

•	the costs of such perquisites and personal benefits are reasonable and do not constitute a misuse of Company assets.

•	each such expense has a legitimate business purpose.

•	such perquisites and personal benefits are within the mainstream of the practices of the Practices Tracking Group.

•	such perquisites and personal benefits are properly disclosed to shareholders in accordance with applicable SEC rules.

Beginning in 2008, the Company ceased reimbursing NEOs for any taxes on income imputed to them based on the value of Company-provided perquisites and personal benefits (such reimbursements are typically called “tax gross-ups”) unless such tax gross-up payments are available to employees generally.

In addition, the Company’s internal audit department performed its annual audit of executive officer expense reports for compliance with Company policies, and the independent auditors reviewed that work. Based on these reviews, the Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2010, and their costs to the Company, were reasonable and properly disclosed to shareholders.

Severance and Change-in-Control Arrangements

Severance Plan

Highlights:

•	Limited severance upon a without-cause termination.

•	No severance and a forfeiture of equity upon a for-cause termination.

All full-time U.S. employees, including NEOs, are eligible to participate in the Company’s severance plan. This plan provides a terminated employee with a severance payment calculated based on the employee’s time in service and salary rate at the time of termination. The maximum payment is generally limited to 26 weeks of base pay. This benefit applies only to terminations by the Company other than for cause. Under the plan, the Company retains the discretion to pay severance benefits in excess of this limit in appropriate cases.

Change-in-Control Arrangements

Highlights:

•	Double trigger is required for payments (requires both change-in-control and termination).

•	Termination must be by the Company other than for cause or by executive with “good reason” and within 2 years of change-in-control.

•	For agreements initiated from January 2010 (earlier agreements are “grandfathered”):

— Lump sum payout equals 2 times salary plus target variable compensation.

— No reimbursement of excise taxes and no “tax gross-up”.

The Company has entered into executive severance compensation agreements with certain senior executives, including NEOs. These agreements provide for certain payments to be made to the executive in the event of both (1) a change-in-control of the Company (as defined in the agreements), and (2) the termination of his or her employment within two years thereafter by the Company without cause or by the executive for good reason (a so-called “double trigger”). The purposes of these agreements are, if an actual or threatened change-in-control occurs, to encourage retention of executives for continuity of management, and to keep executives focused on performing their duties rather than seeking immediate employment elsewhere. As a condition to entering into the executive severance compensation agreements, the Company requires each NEO to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to (a) disclose Company confidential information both during and after termination of his or her employment with the Company, (b) solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason, and (c) engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment. The Compensation Committee determined that these arrangements are generally comparable to those provided by companies in the Practices Tracking Group and provide a legitimate and reasonable benefit to the Company and its shareholders.

In 2009, the Compensation Committee determined that, for any executive who becomes an officer of the Company on or after January 1, 2010, his or her executive severance compensation agreement would include reduced benefits as compared to those available to then current executives. The material terms of the executive severance compensation agreements are described in the Section captioned “Potential Payments Upon Termination or Change-In-Control” on page 59.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2010, 2009 and 2008. The five tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2010, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or upon a change-in-control.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and Nonqualified
					Non-equity	Deferred
			Stock		Incentive Plan	Compensation	All other
			Awards	Option Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)(6)
Stephen F. Angel, Chairman President & Chief Executive Officer	2010	1,083,750	3,087,000	2,568,232	3,105,000	5,320,000	162,660	15,326,642

	2009	1,035,000	3,035,109	2,266,156	1,242,000	2,478,000	128,039	10,184,304

	2008	1,026,250	1,194,594	3,230,706	2,500,000	2,134,000	94,031	10,179,581

Ricardo S. Malfitano, Executive Vice President	2010	600,000	952,331	674,186	1,086,874	1,961,000	34,493	5,308,884

	2009	585,000	904,902	675,395	457,470	642,000	24,553	3,289,320

	2008	576,250	335,560	977,744	915,360	2,243,000	14,412	5,062,326

James S. Sawyer, Executive Vice President & Chief Financial Officer	2010	568,750	952,331	674,186	851,120	1,103,000	20,491	4,169,878

	2009	550,000	875,621	653,660	448,800	269,000	20,625	2,817,706

	2008	543,750	335,560	977,744	813,330	47,000	19,639	2,737,023

James J. Fuchs, Executive Vice President	2010	490,000	698,187	492,211	874,895	1,494,000	29,290	4,078,583

	2009	460,000	641,934	479,458	323,840	187,000	15,515	2,107,747

	2008	451,250	244,120	714,860	644,010	806,000	18,422	2,878,662

Scott E. Telesz, Senior Vice President(7)	2010	362,841	1,199,805	—	793,100	10,639	399,904	2,766,289

(1) Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.

(2) These amounts are the full grant date fair value of stock and option awards made for each year as determined under accounting standards related to share-based compensation. The Option Awards amounts are the values for options granted in each of the years. The Stock Awards amounts are the values for performance share unit grants made to each NEO in each of the years valued at the target number of shares granted. The maximum payout values of the performance share unit awards are: Mr. Angel: $4,630,536, $4,552,664, and $2,389,188 for 2010, 2009 and 2008, respectively; Mr. Malfitano: $1,215,562, $1,357,353, and $671,120 for 2010, 2009 and 2008, respectively; Mr. Sawyer: $1,215,562, $1,313,432 and $671,120 for 2010, 2009 and 2008, respectively; and Mr. Fuchs: $887,588, $962,901 and $488,240 for 2010, 2009 and 2008, respectively. In addition, for 2010 the Stock Awards amounts include the value of the restricted stock unit grants made to three of the NEOs in 2010 (Messrs. Malfitano, Sawyer and Fuchs). The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2010 financial statements in the 2010 Form 10-K and Annual Report.

The amounts shown in the Stock Awards and Option Awards columns were not actually paid to any NEO in the year reported; rather the grants represented by these amounts are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2010, and the number of performance share units that vested in 2010 and the value realized upon vesting are reported in the “Option Exercises and Stock Vested” table below.

(3) In 2010, 2009 and 2008, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2011 (for 2010 performance), February 2010 (for 2009 performance), and February 2009 (for 2008 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the caption “Annual Performance-Based Variable Compensation.”

(4) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated in Appendix 5 — Section 3 “Additional Information Regarding 2010 Pension Benefits Table” on pages 5-3 to 5-5. The total pension present value accrued for each NEO through 2010 under the Company’s Pension Program is disclosed in the Pension Benefits Table on page 57.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5) The amounts in this column include Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program described under the “Nonqualified Deferred Compensation” table below. Company plan contributions in 2010 were: $39,769 for Mr. Angel; $21,823 for Mr. Malfitano; $20,491 for Mr. Sawyer; $16,620 for Mr. Fuchs; and $11,802 for Mr. Telesz. This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2010, valued at the Company’s incremental costs. Such perquisites or personal benefits were: (1) financial planning services and physical examinations provided to Messrs. Angel, Malfitano, Fuchs and Telesz, (2) $109,683 for Mr. Angel’s personal use of corporate aircraft, and (3) reimbursement of $263,261 in relocation costs incurred by Mr. Telesz in relocating from Massachusetts to the Company’s headquarters in Connecticut, including household goods shipment costs, temporary housing and living expenses, a partial (but not full) offset of loss incurred on his home sale, new home search, inspection and closing costs, and duplicate or overlapping household maintenance costs during the transition, plus a $105,196 payment for the tax liabilities arising from the income imputed to him by reason of the foregoing reimbursements. These benefits were included among the inducements offered to recruit Mr. Telesz to join the Company in 2010 as a key member of the senior executive management team and are also consistent with Company practice with respect to employee relocations. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees.

In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses. The Company also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. Since no NEO made personal use of these club memberships during 2010, no amounts are reported in the table.

(6) The amount reported in the “Total” column is the sum of all of the columns. It includes the Stock Awards, Option Awards and Change in Pension Value amounts, none of which were not actually paid to any NEO in 2010, 2009 or 2008. The Stock Awards, Option Awards and Change in Pension Value amounts actually paid or provided in the future may be more or less than the reported amounts. The amount of compensation actually paid or provided to each NEO for 2010 (being Salary, Non-equity Incentive Plan Compensation and All Other Compensation was: Mr. Angel: $4,351,410 (28% of Total Compensation reported); Mr. Malfitano: $1,721,367 (29% of Total Compensation reported); Mr. Sawyer: $1,440,361 (30% of Total Compensation reported); Mr. Fuchs: $1,394,185 (31% of Total Compensation reported); and Mr. Telesz: $1,555,845 (56% of Total Compensation reported).

(7) Because Mr. Telesz joined the Company in April 2010, only 2010 compensation information is provided.

2010 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2010 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above. The 2010 option grants and restricted stock unit and performance share unit awards reported in the table below were made under the 2009 Praxair, Inc. Long Term Incentive Plan. Options, restricted stock units and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees. For additional information regarding the terms of these grants, see Appendix 5 - Section 1 “Additional Information Regarding Grants of Plan-Based Awards Table.”

			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under
			Equity Incentive Plan Awards			Equity Incentive Plan Awards
									All Other	All Other
									Stock	Option	Exercise or	Grant Date
		Compen-							Awards:	Awards:	Base	Fair Value of
		sation							Number of	Number of	Price of	Stock and
		Committee							Shares of	Securities	Option	Option
	Grant	Approval	Threshold			Threshold			Stock or	Underlying	Awards	Awards ($)
Name	Date	Date(1)	($)	Target ($)	Maximum ($)	(#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Sh)	(6)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,517,250	5,348,306

Performance Share Units(3)	2/23/2010	1/25/2010				0	43,485	65,228				3,087,000

Time-Vesting Options(4)	2/23/2010	1/25/2010								204,640	76.16	2,568,232

Ricardo S. Malfitano

Variable Cash Compensation(2)			0	540,000	1,903,500

Performance Share Units(3)	2/23/2010	1/25/2010				0	11,415	17,123				810,351

Time-Vesting Options(4)	2/23/2010	1/25/2010								53,720	76.16	674,186

Restricted Stock Units(5)	2/23/2010	1/25/2010							2,000			141,980

James S. Sawyer

Variable Cash Compensation(2)			0	511,875	1,804,359

Performance Share Units(3)	2/23/2010	1/25/2010				0	11,415	17,123				810,351

Time-Vesting Options(4)	2/23/2010	1/25/2010								53,720	76.16	674,186

Restricted Stock Units(5)	2/23/2010	1/25/2010							2,000			141,980

James J. Fuchs

Variable Cash Compensation(2)			0	416,500	1,468,163

Performance Share Units(3)	2/23/2010	1/25/2010				0	8,335	12,503				591,702

Time-Vesting Options(4)	2/23/2010	1/25/2010								39,220	76.16	492,211

Restricted Stock Units(5)	2/23/2010	1/25/2010							1,500			106,485

Scott E. Telesz

Variable Cash Compensation(2)			0	412,000	1,452,300

Restricted Stock Units(5)	4/19/2010	3/22/2010							15,000			1,199,805

(1) On January 25, 2010 the Compensation Committee approved the total number of time-vesting stock options and restricted stock units and target performance share units to be allocated among all eligible employees and specifically approved the time-vesting stock options, restricted stock units and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 23, 2010 as the actual grant date of these awards. The option exercise price was 100% of the closing price of the Company’s common stock on the NYSE on that date. For a more detailed description of the Compensation Committee’s long term incentive grant practices, see the CD&A under the caption “Long Term Incentive Awards.”

(2) The actual amount of performance-based variable compensation paid in February 2011 for 2010 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2010. The amounts shown in these columns are the range of potential 2010 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. Target amounts are expressed as a percent of each NEO’s salary, assuming achievement of 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. However, payout at the maximum has never been attained. For more information, see the explanation in the CD&A under the caption “Annual Performance-Based Variable Compensation.”

(3) These are the threshold, target and maximum number of shares that may be earned under performance share unit awards made in February 2010. See the further description set forth in Appendix 5 - Section 1 “Additional Information regarding Grants of Plan-Based Awards Table” and in the CD&A under the caption “Long Term Incentive Awards” for more information about the performance share unit awards.

(4) These are the number of shares underlying time-vesting stock option grants made in February 2010. See the explanation set forth in Appendix 5 - Section 1 “Additional Information regarding Grants of Plan-Based Awards Table” and in the CD&A under the caption “Long Term Incentive Awards” for more information about the stock option grants.

(5) These are the number of shares underlying restricted stock unit grants made in February 2010 to three of the NEOs, Messrs. Malfitano, Sawyer and Fuchs. Mr. Telesz, was granted restricted stock units in April 2010 in connection with his joining the Company as a Senior Vice President. The restricted stock unit awards made in February 2010 to the three NEOs vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date and will immediately and fully vest in the event the NEO’s employment with the Company terminates prior to the third anniversary of the grant date by reason of death or disability or by action of the Company other than for cause. Mr. Telesz’s restricted stock unit award vests in equal installments of 5,000 shares each on the second, fifth and seventh anniversaries of its grant date and will immediately and fully vest in the event his employment with the Company terminates prior to the seventh anniversary of the grant date by reason of his death or disability. In the event of a change-in-control of the Company, all restricted stock units will become immediately vested in full unless a “replacement award” (as defined in the 2009 Plan) of equal value is provided to the NEO. If a replacement award is made to the NEO and the NEO’s employment terminates for any reason other than for cause in connection with, or within two years after, the change-in-control, the replacement award will immediately become vested in full.

(6) The amounts in this column are the full grant date fair values of the performance share units (valued at the target number of shares granted) and the time-vesting stock option and restricted stock unit grants, made in 2010 calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2010 under accounting standards related to share-based compensation.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding option grants and unvested performance share units and restricted stock/stock units, at the end of 2010. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”). The material terms of the 2010 option grants and restricted stock unit and performance share unit awards reported in the table below are described in Appendix 5 - Section 1 “Additional Information Regarding Grants of Plan-Based Awards Table.” The material terms of the other grants made prior to 2010 that were outstanding at December 31, 2010 included in the table below are described in Appendix 5 - Section 2 “Additional Information Regarding Outstanding Equity Awards at Fiscal Year End Table.”

	Option Awards						Stock Awards
			Equity
			Incentive Plan						Equity	Equity Incentive
			Awards:						Incentive Plan	Plan Awards:
		Number of	Number of				Number of		Awards:	Market or
	Number of	Securities	Securities				Shares or		Number of	Payout Value of
	Securities	Underlying	Underlying				Units of	Market Value	Unearned	Unearned
	Underlying	Unexercised	Unexercised				Stock That	of Shares or	Shares, Units	Shares, Units or
	Unexercised	Options (#)	Unearned	Option		Option	Have Not	Units of Stock	or Other Rights	Other Rights
	Options (#)	Un-	Options	Exercise	Option Grant	Expiration	Vested	That Have Not	That Have Not	That Have Not
Name	Exercisable(1)	exercisable(1)	(#)(2)	Price ($)	Date	Date	(#)(3)	Vested ($)(4)	Vested (#)(5)	Vested ($)(5)
Stephen F. Angel	60,000	0	0	27.430	1/2/2002	1/2/2012	24,432	2,332,523	97,385	9,297,346

	100,000	0	0	26.425	2/28/2003	2/28/2013

	120,000	0	0	36.580	2/24/2004	2/24/2014

	143,100	0	0	44.250	2/22/2005	2/22/2015

	130,600	0	0	53.980	2/28/2006	2/29/2016

	308,300	0	0	61.470	2/27/2007	2/27/2017

	0	0	85,000	83.890	2/26/2008	2/26/2018

	130,133	65,067	0	83.890	2/26/2008	2/26/2018

	93,836	187,674	0	60.920	2/24/2009	2/24/2019

	0	204,640	0	76.160	2/23/2010	2/23/2020

Ricardo S. Malfitano	68,000	0	0	26.425	2/28/2003	2/28/2013	2,000	190,940	27,485	2,623,993

	80,000	0	0	36.580	2/24/2004	2/24/2014

	100,000	0	0	44.250	2/22/2005	2/22/2015

	92,500	0	0	53.980	2/28/2006	2/29/2016

	92,500	0	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	36,533	18,267	0	83.890	2/26/2008	2/26/2018

	27,966	55,934	0	60.920	2/24/2009	2/24/2019

	0	53,720	0	76.160	2/23/2010	2/23/2020

James S. Sawyer	25,000	0	0	44.250	2/22/2005	2/22/2015	2,000	190,940	26,965	2,574,349

	53,750	0	0	53.980	2/28/2006	2/29/2016

	52,417	0	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	21,920	15,527	0	83.890	2/26/2008	2/26/2018

	27,066	54,134	0	60.920	2/24/2009	2/24/2019

	0	53,720	0	76.160	2/23/2010	2/23/2020

James J. Fuchs	62,600	0	0	53.980	2/28/2006	2/29/2016	1,500	143,205	19,735	1,884,100

	69,400	0	0	61.470	2/27/2007	2/27/2017

	0	0	22,000	83.890	2/26/2008	2/26/2018

	26,666	13,334	0	83.890	2/26/2008	2/26/2018

	19,853	39,707	0	60.920	2/24/2009	2/24/2019

	0	39,220	0	76.160	2/23/2010	2/23/2020

Scott E. Telesz							15,000	1,432,050

(1) Each time-vesting option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date.

(2) These performance-vesting options were outstanding as of December 31, 2010 but were forfeited in their entirety on January 25, 2011 because the Company’s cumulative completed fiscal year EPS did not increase by at least 33% over the Company’s EPS for the year ended December 31, 2007 prior to January 1, 2011, as required by the option grant terms.

(3) The shares shown in this column are (a) shares of restricted stock that remain unvested from those granted to Mr. Angel on April 23, 2001 in connection with his joining the Company, and (b) restricted stock units granted to NEOs except for Mr. Angel in 2010 and discussed in footnote (5) to the 2010 Grants of Plan-Based Awards Table on page 54. The restricted shares granted to Mr. Angel will vest on April 23, 2011 assuming Mr. Angel’s continued employment through that date. Any shares that have not vested will be forfeited if (i) Mr. Angel terminates his employment (other than upon death or disability), or (ii) the Company terminates his employment for cause. The shares will vest immediately if: (i) the Company terminates Mr. Angel’s employment other than for cause; (ii) he becomes disabled; (iii) he dies; or (iv) if a “change-in-control” of the Company occurs. Under the restricted stock grant, a “change-in-control” is generally as defined in the 2009 Plan (see Appendix 5, Section 1 “Additional Information Regarding Grants of Plan-Based Awards”) but also includes: (1) a transaction in which the Company’s common stock is converted into cash or some other security, except for a merger in which the Company’s stockholders own the same proportion of stock in the surviving corporation, (2) the Company is required to make a Form 8-K filing with the SEC to report a change-in-control, and (3) a person or group owning 20% or more of the Company’s outstanding shares begins to solicit proxies. The unvested shares earn dividends at the same rate and at the same time as dividends are paid to all Company shareholders. The dividends are not paid in cash, but are reinvested to purchase additional shares of restricted stock at the NYSE closing price of the Company’s common stock on the dividend payment dates. All reinvested shares will vest on the last vesting date of the entire grant.

(4) The market value reported in this column is the number of shares of Mr. Angel’s unvested restricted stock and the number of unvested restricted stock units granted to the other NEOs times the closing price of the Company’s common stock on the NYSE of $95.47 per share on December 31, 2010.

(5) The number of shares reported is the target number of performance share units granted in February 2009 and 2010. The reported market value of these shares reflects the Company’s common stock price per share on the NYSE of $95.47 on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

This table provides information about any options that were exercised, or performance share units or restricted stock that vested during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)(2)	on Vesting ($)(2)
Stephen F. Angel	100,000	6,268,820	12,531	939,903

Ricardo S. Malfitano	0	0	3,520	264,018

James S. Sawyer	0	0	3,520	264,018

James J. Fuchs	0	0	2,561	192,073

Scott E. Telesz	0	0	0	0

(1) The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2) Shares acquired pursuant to the payout in February 2010 of performance share unit awards made in February 2008. The value of the shares equals the number of shares paid out multiplied by the NYSE market price of the Company’s common stock on the payout date.

2010 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program. This information is described more fully in the footnotes to the table and in Appendix 5 - Section 3 “Additional Information Regarding Pension Benefits Table.”

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name(1)	Credited Service (#)	Benefit ($)(2)	Fiscal Year ($)
Stephen F. Angel (3)	Praxair Pension Plan	10	267,000	0

	Supplemental Retirement Income Plan	22	14,066,000	0

Ricardo S. Malfitano (4)	Praxair Pension Plan	30	0	0

	Supplemental Retirement Income Plan	30	9,630,000	0

James S. Sawyer (5)	Praxair Pension Plan	25	967,000	0

	Supplemental Retirement Income Plan	25	4,550,000	0

James J. Fuchs (6)	Praxair Pension Plan	37	0	0

	Supplemental Retirement Income Plan	37	7,282,000	0

	Praxair Canada Pension Plan	27	753,000	0

	Praxair Canada Supplemental	27	1,341,000	0
	Employee Retirement Plan

Scott E. Telesz	Praxair Pension Plan	1	7,184	0

	Supplemental Retirement Income Plan	1	3,455	0

(1) Except for Mr. Telesz, each NEO participates in the Pension Program Traditional Design (a defined benefit design providing benefits based on final average pay and years of service), which was available to eligible employees hired on or before April 30, 2002. Employees hired on or after May 1, 2002 participate in the Account-Based Design (a “cash balance” pension design). Mr. Telesz participates in the Account-Based Design.

(2) See the narrative in Appendix 5 - Section 3 “Additional Information Regarding Pension Benefits Table” for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(3) The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). Effective January 1, 2011, Mr. Angel received an additional credit under the SRIP for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause on or before December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of termination. If Mr. Angel dies or there is a change-in-control of the Company (as defined in the Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”), on or before December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional 11.64 years of service credit on January 1, 2016. Under financial accounting rules, the Company is recognizing as an accrued pension liability the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. Therefore, the service and value amounts shown in the table reflect this ratable accrual. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional General Electric service that the Company recognizes at his retirement date (as described in the preceding sentences), less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2010, the present value of the accumulated benefit for Mr. Angel’s 10 years of actual years of service with the Company under the SRIP was $5,690,000.

(4) Credited years of service reported for Mr. Malfitano combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Malfitano related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Malfitano participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(5) In accordance with transition rules under Section 409A of the Internal Revenue Code, certain SRIP participants (including the NEOs) were previously offered an election as to the payment form of their SRIP benefits. At that time, Mr. Sawyer elected to received his SRIP benefits in an annuity form. The present value of Mr. Sawyer’s accumulated benefit reflects this election.

(6) Credited years of service reported for Mr. Fuchs combine his service with Praxair and Praxair Canada, Inc. Years of service reflect certain equitable adjustments for Mr. Fuchs related to his service in Canada, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined U.S. and Canadian service, less an offset for the benefits he receives under the Canadian retirement plans. The values shown above include the effect of this offset.

2010 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) Company contributions related to the Compensation Deferral Program. For additional information regarding the Compensation Deferral Program, see Appendix 5 - Section 4 “Additional Information Regarding Nonqualified Deferred Compensation Table.”

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	at Last Fiscal Year
Name	Year ($)(1)	Year ($)(2)	Year ($)(3)	($)	End ($)(4)
Stephen F. Angel	0	31,453	1,082,980	0	6,134,528
Ricardo S. Malfitano	0	13,313	214,804	0	4,235,075
James S. Sawyer	0	12,141	78,810	0	445,317
James J. Fuchs	0	9,188	20,957	0	117,819
Scott E. Telesz	0	5,892	0	0	0

(1) NEOs did not make any deferral elections with respect to compensation payable for 2010.

(2) These amounts are Company contributions made in 2011 for the 2010 calendar year under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax law limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3) All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts of his eligible compensation (performance-based compensation and salary) that each NEO chose to defer , are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2010 and/or the return on the fixed income fund. See the further explanation in Appendix 5 - Section 4 “Additional Information Regarding Nonqualified Deferred Compensation Table.”

(4) Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2010) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table on page 60 shows the estimated payments and/or benefits in connection with the following events based upon the assumptions described below:

1.	Voluntary Termination, which includes a NEO’s resignation or retirement, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below.

The Company has entered into executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. Under the Severance Agreements, a “change-in-control” is defined substantially the same as it is defined in the 2009 Plan (see Appendix 5 - Section 1 “Additional Information Regarding Grants of Plan-Based Awards”). The Severance Agreements for each NEO are identical, except that the Severance Agreement for Mr. Telesz provides for reduced benefits as discussed below.

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason (in both cases, as defined in the Severance Agreements), then he will be entitled to receive: (a) accrued salary, performance-based variable compensation, and benefits; (b) enhanced life, accident, health insurance and pension benefits; (c) a lump sum severance payment equal to three times the sum of his annual salary and target performance-based variable compensation award; and (d) in some cases, reimbursement for the excise tax imposed by Section 4999 of the Internal Revenue Code and corresponding income tax liabilities associated with payment of the excise tax. The Company will make these payments or they will be made through a grantor trust that the Company may adopt and the timing of such payments will be postponed to the extent required to comply with the requirements of Section 409A of the Internal Revenue Code. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control or if the executive ceases to hold an officer level position with the Company prior to a change-in-control.

In 2009, the Compensation Committee determined that, for any executive who becomes an officer of the Company on or after January 1, 2010, his or her Severance Agreement will provide benefits as described above except that, the lump sum payment will be equal to two times the sum of his or her annual salary and target performance-based variable compensation award and would not include any reimbursement for the excise tax imposed by Section 4999 of the Internal Revenue Code and corresponding income tax liabilities associated with payment of the excise tax. Mr. Telesz was first hired by the Company in April of 2010 and has such a Severance Agreement.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control on December 31, 2010. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO may have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2010 due in turn, to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2010 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment; and (iii) values related to outstanding Long-Term Incentive stock awards reflect the market value of the Company’s common stock of $95.47 per share, which was the closing price on the NYSE as of December 31, 2010, the last trading day of 2010.

2010 Amounts Potentially Payable Upon Termination

					Performance-
			Other Post-	Deferred	Based Variable	Long-term	Retirement		Total for each
		Severance	Termination	Compensation	Compensation	Incentive	Benefit	Excise Tax	Termination
		Benefits	Benefits	Payout	Payments	Awards	Enhancements	Gross-up	Event
Name	Termination Event	($)	($)	($)	($)	($)	($)	Payment ($)	($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	23,803,380	7,481,000	0	31,284,380
	Change-in-Control	7,920,000	31,893	0	1,517,250	23,803,380	12,676,000	8,259,496	54,208,019

Ricardo S. Malfitano	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	6,343,718	0	0	6,343,718
	Change-in-Control	3,448,500	21,033	0	540,000	6,343,718	2,488,000	3,127,637	15,968,888

James S. Sawyer	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	6,200,154	0	0	6,200,154
	Change-in-Control	3,277,500	37,732	0	511,875	6,200,154	3,352,000	0	13,379,261

James J. Fuchs	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	4,565,688	0	0	4,565,688
	Change-in-Control	2,775,000	31,893	0	416,500	4,565,688	837,000	0	8,626,081

Scott E. Telesz	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	1,432,050	0	0	1,432,050
	Change-in-Control	1,854,000	31,893	0	412,000	1,432,050	117,701	0	3,847,644

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. The Company also has the discretionary ability, on a case by case basis, to increase the severance benefits paid to any employee, subject to certain plan limitations. NEOs are eligible for such severance benefits which are determined in the same manner as determined for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control. Each NEO has a Severance Agreement with the Company as described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would be greater than those generally available to all employees are described below under the caption “Change-in-Control”.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. The Company currently provides retiree medical benefits to employees who meet certain age and service requirements at the time of their termination. NEO benefits under these termination circumstances are no greater than those provided to employees generally, therefore no amounts are reported in the above table.

Change-in-Control. Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. The above table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account is payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would simply receive sooner than the time he had originally elected the amount of compensation already earned but deferred.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2010 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2010. If the Compensation Committee had made such awards for 2010, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the above table are based on the NEO’s target annual performance-based variable compensation award for 2010 (expressed as a percent of salary for that year) times current base salary.

Long Term Incentive Awards

Each NEO has outstanding Long Term Incentive Awards granted under the 2009 Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of time-vesting stock option, performance-vesting stock option, performance share units, restricted stock units and restricted stock grants described in Sections 1 and 2 of Appendix 5. In certain termination events, or upon a change-in-control, there would be an acceleration of vesting of restricted stock, restricted stock units, performance share units and/or stock options. For purposes of this disclosure, values are attributed to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination. If a NEO voluntarily terminates his employment prior to being retirement-eligible, (as defined in the applicable award) or the Company terminates his employment for cause, his unexercised stock options and unvested performance share unit awards will be immediately forfeited. If a NEO retires before the first anniversary of the option or performance share unit grant date, as applicable, the respective options or units associated with that grant will also be immediately forfeited. No acceleration of the exercisability of any stock option, or performance share unit award occurs upon retirement and, therefore, no value is attributed to these awards under these termination events. In addition, no value is attributed for the unvested restricted stock award held by Mr. Angel, or the unvested restricted stock units granted to certain NEOs in 2010, as these awards would all be forfeited in connection with these termination events.

Involuntary Termination or Change-in-Control. The above table shows the values attributable to acceleration of vesting in these termination events (restricted stock, time-vesting stock options, performance-vesting stock options, performance share unit awards and restricted stock unit awards). As of December 31, 2010, Mr. Angel had 24,432 unvested shares of restricted stock that would vest immediately. The value of these shares is the number of shares that would vest times the per share price of Praxair’s common stock. Other than upon death, or upon a change-in-control (as defined in the 2009 Plan described in Appendix 5 - Section 1 “Additional Information Regarding Grants of Plan-Based Awards Table”), time-vesting stock options do not become immediately exercisable, but will continue to become exercisable at the times set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years. Performance-vesting stock options become immediately forfeited if the performance goal has not been met at the time of termination, otherwise, they will continue to become exercisable at the time set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years. Performance-vesting stock options become immediately exercisable upon the participant’s death or the occurrence of a change-in-control.

In the Involuntary Termination and Change-in-Control events, the only value recorded in the table is with respect to time-vesting and performance-vesting stock options whose vesting accelerates upon death or a change-in-control (for the 2010 time-vesting option grants, vesting accelerates in the event the NEO’s employment is terminated in connection with a change-in-control). This option acceleration value is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. There is no value attributable for stock options already vested prior to death or prior to a change-in-control. Generally, performance share unit awards immediately vest with a target payout upon a NEO’s death or disability or upon a change-in-control (as such terms are defined in the 2009 Plan described in Appendix 5 - Section 1 “Additional Information Regarding Grants of Plan-Based Awards Table”). This performance share unit award acceleration value is determined as the per share price of the Company’s common stock times the target number of shares subject to the performance share unit award. Generally, the 2010 restricted stock unit awards immediately vest upon a NEO’s termination of employment by reason of death or disability, by action of the Company other than for cause or in connection with a change-in-control. However, the restricted stock unit award made to Mr. Telesz in connection with his hire in 2010 will immediately vest only upon his termination of employment by reason of death or disability or in connection with a change-in-control. The restricted stock unit award acceleration value is determined as the per share price of the Company’s common stock times the number of shares subject to the restricted stock unit award.

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “Pension Benefits” table on page 57 and in Appendix 5 — Section 3 “Additional Information Regarding Pension Benefits Table.” No enhanced benefits would be payable under the Pension Program that are not otherwise included in the Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. As shown in the above table, except for Mr. Angel, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional years of credit service as described in footnote (3) to the “Pension

Benefits” table. The amount shown in the above table is the value of such additional years of credit service that is not included in the Pension Benefits table values.

Change-in-Control. The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the additional years of service credit described in footnote (3) to the “Pension Benefits” table above. For Mr. Telesz, the only NEO participating in the Pension Program Account-Based Design, the Severance Agreement provides for a lump sum payment equal to 8% of his pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate 2 years of Company contributions under the Pension Program Account-Based Design.

Excise Tax Gross-Up Payment

Under the Severance Agreements, the Company would reimburse NEOs, other than Mr. Telesz, for amounts they owed under Section 4999 of the Internal Revenue Code due to their receipt of excess “parachute” payments, as well as for all taxes due in connection with such reimbursements. If the aggregate present value of the benefits provided to a NEO, other than Mr. Telesz, in connection with a change-in-control does not exceed 105% of the threshold amount at which such payments become an “excess parachute payment” resulting in the excise tax, the Company would reduce the benefits payable to the NEO to the extent necessary to avoid such excise tax. The excise tax reimbursements apply only to the Change-in-Control termination event under the Severance Agreements.

Mr. Telesz first became an officer in April 2010 and is covered by the revised Severance Agreement described above. This Severance Agreement does not provide for the reimbursement of any taxes owed under Section 4999 of the Internal Revenue Code in connection with the receipt of an excess parachute payment. Rather, the total benefits payable to Mr. Telesz under the Severance Agreement in connection with a change-in-control are to be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him in a better after-tax economic position than he would have been in had no such reduction been made.

Director Compensation

Director Compensation Program. The Company paid the amounts reported in the 2010 Director Compensation table below pursuant to its director compensation program in effect for 2010. The Company does not pay any director who is a Company employee (Mr. Angel in 2010) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines included in this Proxy Statement at Appendix 1. The director compensation program in effect for 2010 is described below.

Cash Compensation.

•	A $90,000 annual retainer paid quarterly.

•	An additional $10,000 annual retainer paid quarterly to each chairman of a Board committee ($20,000 for the chairman of the Audit Committee).

•	An additional $20,000 annual retainer paid quarterly to the Executive Session Presiding Director.

Equity Compensation. Each active non-management director participated in the 2005 Equity Compensation Plan for Non-Employee directors of Praxair, Inc. before the plan terminated on April 30, 2010. The plan allowed grants of stock options, restricted stock, unrestricted stock, deferred stock units under the Fees Deferral Plan described below, or any combination thereof, as the Governance & Nominating Committee determined. Under that plan, the Committee could make an annual equity grant to each non-management director having a value up to an amount set by the Board. For 2010, the Board set this amount at $130,000.

The Governance & Nominating Committee selected deferred stock units as the sole form of equity for the 2010 grant, except that Mr. Bernardes received a restricted stock unit grant upon his election to the Board on July 26, 2010. The deferred stock units were delivered by means of a cash award that was credited to each director’s stock unit account under the Directors’ Fees Deferral Plan and mandatorily deferred for a minimum of three years. The deferred stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Board terminates for any reason before the one year anniversary of the grant. The number of deferred stock units credited to each director’s stock unit account so as to deliver the $130,000 value as of April 27, 2010, was based upon the average of the closing prices of the Company’s stock for the twenty trading days prior to April 16, 2010. Because the closing price of the Company’s stock on April 27, 2010 was higher than this twenty-day average, the fair market value of the deferred stock units credited on April 27, 2010 and reported in the 2010 Director Compensation Table below was $134,800. The restricted stock units granted to Mr. Bernardes have the same vesting, restriction and dividend credit terms as the deferred stock units but are administered outside of the Directors Fees Deferral Plan. The value of Mr. Bernardes’ grant was determined in accordance with the director compensation program and equaled the annual equity compensation amount established for 2010, prorated according to his actual service time in 2010.

Fees Deferral Plan. Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director fixes this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account”, or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock.

Expenses. The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

This table shows (i) the fees that the Company’s non-management directors earned in 2010, and (ii) other amounts disclosed as “All Other Compensation.”

2010 DIRECTOR COMPENSATION TABLE

					Change in Pension
				Non-Equity	Value and
	Fees Earned or	Stock		Incentive Plan	Nonqualified Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings (3)	($)(4)	($)
Oscar Bernardes	37,600	98,094(5)	0	0	0		135,694
Nance K. Dicciani	224,800	0	0	0	0	7,500	232,300
Edward G. Galante	224,800	0	0	0	0	7,500	232,300
Claire W. Gargalli	254,800	0	0	0	0	0	254,800
Ira D. Hall	234,800	0	0	0	0	5,000	239,800
Raymond W. LeBoeuf	244,800	0	0	0	0	7,500	252,300
Larry D. McVay	224,800	0	0	0	0	2,000	226,800
Wayne T. Smith	234,800	0	0	0	0	0	234,800
H. Mitchell Watson, Jr.(6)	22,500	0	0	0	0	0	22,500
Robert L. Wood	224,800	0	0	0	0	0	224,800

(1) Certain non-management directors elected to defer some or all of their cash retainers earned in 2010 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column. This column also includes the fair market value of the 2010 deferred stock unit grants described above under “Director Compensation Program”. This fair market value was $134,800 for each of the recipient directors based on its value at the time the award was credited to the director’s deferred compensation account as of April 27, 2010. Messrs. Bernardes and Watson did not receive the 2010 deferred stock unit grant because Mr. Bernardes received a restricted stock unit grant (see footnote (5) below), and Mr. Watson retired from the Board in March 2010.

(2) At December 31, 2010, the non-management directors had the following outstanding stock option awards, some of which were not fully or partially vested: Oscar Bernardes 0 shares; Nance K. Dicciani, 6,146 shares; Edward G. Galante, 9,025 shares; Claire W. Gargalli, 37,930 shares; Ira D. Hall, 27,930 shares; Raymond W. LeBoeuf, 37,930 shares; Larry D. McVay, 8,485 shares; Wayne T. Smith, 27,930 shares; H. Mitchell Watson, Jr., 22,930 shares; and Robert L. Wood, 27,930 shares.

(3) Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.

(4) Amounts in this column do not represent compensation paid to the directors. These amounts are the Company’s 2010 matching contributions for the director’s charitable donations to educational institutions. SEC rules require disclosure of these amounts in this table. In 2010, Praxair Foundation matched personal donations to eligible educational institutions, up to a $7,500 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

(5) Full grant date fair value of a 1,220 restricted stock unit grant to Mr. Bernardes upon his election to the Board on July 26, 2010 as determined under accounting standards related to share-based compensation.

(6) Mr. Watson retired from the Board effective March 15, 2010.

Miscellaneous

Shareholder Proposals for the 2012 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented at Praxair’s 2012 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 18, 2011. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 26, 2012. Shareholder proposals or related written notices must be delivered by mail addressed to the Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 7, 2011 should have received either (1) a notice that Praxair’s 2010 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both this Proxy Statement and the 2010 Form 10-K and Annual Report. If you have received a printed copy of this Proxy Statement without the 2010 Form 10-K and Annual Report, please write to Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 7, 2011. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel &
Secretary

March 16, 2011

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT YOUR PROXY

APPENDIX 1

CORPORATE GOVERNANCE GUIDELINES

The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation’s governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws. The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

•	The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

•	The Board, acting through its Audit Committee, shall oversee and monitor management’s development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

•	Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

•	Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

•	Any “related transaction” by an officer or director shall be pre-approved by a Committee of independent and disinterested directors. A “related transaction” shall mean any transaction reportable under the rule SK Item 404 of the Securities and Exchange Commission or that would violate the Board’s Independence Standards.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

•	Advice and counsel to management regarding significant issues facing the Corporation.

•	Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

•	Succession planning and management development.

•	Overseeing the Corporation’s integrity and ethics, compliance with laws, and financial reporting.

•	Evaluating and approving the Corporation’s strategic direction and initiatives and monitoring implementation and results.

•	Monitoring the Corporation’s operating results and financial condition.

•	Understanding and assessing risks to the Corporation and monitoring the management of those risks.

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Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

•	At least annually, the Board shall assess the Corporation’s governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

•	The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities as well as national and international codes of best governance practices.

•	Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

•	Regular private meetings of the independent directors shall be scheduled no less than quarterly.

•	The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective. It is the practice to appoint the Chair of the Governance & Nominating Committee to this position.

•	The PD shall act as a spokesman and contact for the Board or the Company in engagements with shareholders or external parties when the circumstances warrant.

•	The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

•	The PD may periodically advise the Chief Executive Officer of the views of the independent directors and, when circumstances warrant, serve as a liaison between the Chief Executive Officer and the independent directors. However, such role shall not diminish (1) the responsibility of each director to communicate frank advice and counsel directly to the Chief Executive Officer, and (2) the benefits of the Chief Executive Officer having a frank and open relationship with each director.

•	The Chairman shall ensure that the Board’s agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

•	Each Committee shall review at least annually its charter from the Board and the annual calendar of agenda topics and meetings.

•	The Chairman shall ensure that each Committee’s agendas cover every item of the Committee’s responsibility as set forth in the Committee’s charter as adopted by the Board.

•	The Chairman shall discuss with the PD, and the PD shall review in advance of each Board meeting: the agenda and such other matters pertaining to the meeting and its agenda as the PD may request.

•	Management shall discuss with the applicable independent Committee Chair, and that Committee Chair shall review in advance of each Committee meeting: the agenda, the time allocated for each agenda topic for that Committee meeting, and such other matters pertaining to the meeting and its agenda as the Committee Chair may request.

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•	The Chair of the Governance Committee shall ensure that the Board and Committee effectiveness assessment (as described in the foregoing section of these Guidelines) includes an assessment of the coverage of required oversight matters over the annual cycle of Board and Committee meetings, the time allocated to agenda topics and the quality and sufficiency of information provided by management to the Board and its Committees.

•	Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

•	The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

•	As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

•	Each of the foregoing Committees shall be comprised only of independent directors.

•	The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

•	Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

•	Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

•	While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

•	The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders’ Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

•	A substantial majority of the Board shall be independent.

•	The Board shall establish and periodically review independence standards for service on the Corporation’s Board.

•	Board members and candidates shall be periodically evaluated for compliance with these independence standards.

•	Director stock ownership guidelines shall be established to insure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual’s total wealth as to potentially compromise the director’s independence or willingness to raise issues that may adversely affect the short-term market price.

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•	Any director appointed by the Board to fill a vacancy shall stand for election at the next meeting of the shareholders for which inclusion of such nomination in the Corporation’s proxy materials is practicable.

Director Qualifications and Performance. The Board acknowledges the importance of insuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation’s strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation’s issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

•	The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

•	The Committee shall take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

•	It shall be the Board’s policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation’s Board shall offer his or her resignation as a director.

•	The Board shall establish, and periodically review, a policy limiting each director’s service on other public company Boards and Audit Committees to assure that the Corporation’s directors are able to provide sufficient focus on their responsibilities to this Board.

•	The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

•	The full Board’s self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self-assessment.

•	The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

•	Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Election and Resignation Policy. Any nominee for election to the Board of Directors who is then serving as a Director and, in an uncontested election, receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Governance and Nominating Committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any director whose resignation is under consideration shall not participate in the committee’s recommendation regarding whether to accept the resignation. The Board shall take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Director Training.

•	Each director is responsible for his or her own continuing education.

•	Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

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•	Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

•	The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors’ service to the Corporation shall be based on the following principles:

•	Total compensation shall be targeted at the median of a benchmark group of U.S. public companies in the S&P 500 selected by the Governance Committee having similar size, business complexity and global reach as the Corporation.

•	At least 50% of the total compensation value delivered shall be in the form of equity so as to align each director’s interests with that of the Corporation’s diversified shareholders.

•	The form of equity granted and terms of grant shall be aligned with the directors’ long term focus and fiduciary role.

•	Mandatory stock ownership guidelines shall be established to require each director to acquire and hold a meaningful investment in the Corporation’s stock during the director’s tenure on the Board, including acquisition from personal resources before or upon first joining the Board.

•	Compensation arrangements shall provide flexibility to allow each director to balance a mix of equity and cash according to his/her own needs while meeting the mandatory stock ownership guidelines.

•	The Governance Committee shall have the responsibility to periodically review the appropriateness of the directors’ compensation program and the foregoing principles.

Political Donations. The Corporation shall comply with all applicable federal and state laws governing contributions of Corporate assets for political purposes.

In accordance with law, the Corporation may administratively support one or more federal or state political action committees (PAC) comprised of the voluntary contributions of employees or retirees but individual donations to such PACs shall not be coerced in any way nor shall an individual’s donation decision affect in any way that person’s employment status or performance evaluation.

Shareholder Rights Plan Policy. The Board will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. Also, if the Board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Whenever a Rights Agreement is in place, a committee of independent directors shall evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders. Among the subjects of this annual review will be consideration of whether the threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Independent Auditors. The Audit Committee’s Charter shall provide that this Committee is responsible for evaluating the independence of the Corporation’s independent auditors, and adopting such policies as it deems necessary to assure that independence.

The independent auditors shall report to the Audit Committee and that Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

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APPENDIX 2

BOARD POLICY

DIRECTOR INDEPENDENCE STANDARDS

To assist the Board in determining the independence of each director, the Board’s Governance & Nominating Committee has established the following minimum Director Independence Standards.

Independence Standards for Board Service

A director will not be considered “independent” if:

1.	the director is, or has been within the last three years, an employee of the Company;

2.	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

3.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than: (a) director’s fees and pension or other forms of deferred compensation for prior service with the Company, provided that such compensation is not contingent on continued service, and (b) compensation received by a director’s immediate family member for service as an employee of the Company (other than as an executive officer);

4.	(A) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

5.	a present executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer;

6.	a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of the other company’s consolidated gross revenues;

7.	a director serves as an executive officer of a not-for-profit, tax exempt organization, and within the preceding three years, the Company or the Praxair Foundation made discretionary charitable contributions to the organization in any single fiscal year that, in the aggregate, exceeded the greater of (a) $1 million, or (b) two percent (2%) of that organization’s consolidated gross revenues, based on the organization’s latest publicly available financial information.

If any director or a director’s immediate family member has or had any relationship or transaction of a type set forth in any of the above standards, and that relationship or transaction does not fully meet the criteria stated in the applicable standard, then the relationship or transaction shall be considered immaterial and deemed to not impair the director’s independence.

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Independence Standards for Audit Committee Members

In addition to the above standards, a director will not be considered “independent” for purposes of service on the Audit Committee if the director:

•	receives any direct or indirect consulting, advisory or other compensatory fee from the Company, other than compensation for service as a director; or

•	is an “affiliated” person of the Company (generally, an owner of more than 10% of the Company’s voting stock).

(the interpretation and application of these two standards shall be governed by Rule 10A-3 of the Securities and Exchange Commission).

For purposes of these standards:

“immediate family member” includes a person’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or domestic employees) who shares the person’s home.

“executive officer”, when used in the context of a public company, has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“Company” means Praxair, Inc. and any of its consolidated subsidiaries.

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APPENDIX 3

PROPOSED PERFORMANCE GOALS UNDER THE PRAXAIR, INC. PLAN FOR
DETERMINING PERFORMANCE-BASED AWARDS UNDER SECTION 162(m)

Summary Description of the 162(m) Plan

The material terms of the 162(m) Plan, including the performance goals, as amended on February 21, 2011, are summarized below. This summary is qualified in its entirety by the full text of the entire amended 162(m) Plan which, for your reference, is set forth below as part of this Appendix 3.

Overview

The process set forth in the 162(m) Plan is used in connection with awards intended to be based on the performance of individuals, business unit(s) of the Company or the Company as a whole, over a calendar year, or a longer performance period, using specific, objective performance goals for the year or period that are pre-established by the Compensation Committee. Awards for which the amount is determined by the procedures set forth in the 162(m) Plan are issued under the applicable Company compensation plan or program.

Eligible Employees

Executive Officers of the Company are eligible to participate in the 162(m) Plan.

Business Criteria

The 162(m) Plan provides the Compensation Committee flexibility to fashion performance goals as it deems appropriate to the Company’s best interests at the time. The business criteria (“Performance Measures”) on which performance goals under the amended 162(m) Plan may be based has been updated to match the list of performance measures available under the previously approved 2009 Plan. A full list of the Performance Measures is set forth in Section 7 of the 162(m) Plan and includes any of the following criteria, alone or in combination, as the Compensation Committee deems appropriate: (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales; (d) revenue growth; (e) operating profit; (f) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (g) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (h) earnings before or after taxes, interest, depreciation, and/or amortization; (i) gross or operating margins; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) margins; (n) operating efficiency; (o) market share; (p) working capital; (q) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or (r) objective safety measures. Performance goals based on these Performance Measures may be established on a corporate-wide basis or with respect to and in combination with one or more business units, divisions, subsidiaries or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

Maximum Awards

The 162(m) Plan provides that, with respect to annual variable compensation (“Annual Performance Awards”), the maximum that may be paid to a participant in a calendar year is six times the participant’s annual rate of salary in effect as of the last day of the year prior to the year to which the award relates.

With respect to awards based on a performance period longer than one year (“Long Term Performance Opportunities”), the maximum that may be paid to a participant is $4,000,000 times the length (in years) of the performance period.

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In addition, these awards are subject to any further limitations, including per-participant limits that may be specified in the Company’s variable compensation plans or long term incentive plans under which actual awards are authorized and issued.

Process for Determining 162(m)-Qualified Performance-Based Awards

For each calendar year or performance period, the Compensation Committee may select one or more Performance Measures and set the performance goals for these measures. The performance goals are utilized to determine the amount of any awards payable for such year or performance period under the applicable compensation plan.

Not later than 90 days after the commencement of a calendar year or performance period, the Compensation Committee designates for the awards relating to such year or period: (i) the individuals who will be participants in the 162(m) Plan; (ii) the Performance Measures; (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the award; (iv) the performance goals and payout matrix or formula for each Performance Measure; and (v) the target dollar value of the award for each participant.

Following the end of a calendar year or performance period, the Compensation Committee determines the award for each participant by: (i) comparing actual performance for each measure against the performance goal and the payout matrix approved for such year or period; (ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor; and (iii) summing the weighted payout percentages and multiplying their overall payout percentage by the participant’s target award.

The Compensation Committee in its sole discretion may reduce any award to any participant to any amount, including zero, prior to the certification by resolution of the Compensation Committee of the amount of such award. The Compensation Committee may not, however, increase an award or change a performance goal once it has been established.

As stated in the CD&A at page 40 of this Proxy Statement, it is the Compensation Committee’s goal to have most of the compensation paid to the Company’s NEOs qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

Full Text of the 162(m) plan

The full text of the 162(m) plan is as follows:

PRAXAIR, INC. PLAN FOR DETERMINING PERFORMANCE-BASED
AWARDS UNDER SECTION 162(m)

Section 1.  Purpose.  The purpose of the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m) (the “Plan”) is to establish a process and criteria for administering and determining awards to be made to certain of Praxair, Inc.’s (the “Company”) senior executives by the Company under the Company’s long term incentive and variable compensation plans or otherwise so that such awards qualify as “performance-based compensation” within the meaning of Section 162(m).

Section 2.  Eligible Employees.  Any Executive Officer of the Company, as such term is defined for purposes of Section 16 of the Securities and Exchange Act of 1934, shall be eligible for designation as a Participant for Performance Awards determined under this Plan.

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Section 3.  Definitions.  The following terms utilized in this Plan shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Committee” shall mean the Compensation and Management Development Committee of the Board or any other Committee designated by the Board for the purpose of administering this Plan so long as each of the members comprising the Committee is an “outside director” within the meaning of Section 162(m).

“Long Term Incentive Plan” shall mean any Praxair, Inc. long term incentive plan or other long term incentive program adopted by the Board, but shall not include the 2009 Praxair, Inc. Long Term Incentive Plan effective April 28, 2009 as may be amended from time to time.

“Participant” shall mean for a Performance Award related to a calendar year or Performance Period, each eligible employee who is designated as a Participant for such a year or period by the Committee in accordance with Section 9 herein.

“Performance Award” shall mean either an Annual Performance Award (Section 5 herein) or payment pursuant to Long Term Performance Opportunities (Section 6 herein) or both as the context indicates.

“Performance Measures” shall mean for a calendar year or Performance Period one or more of the business criteria set forth in Section 7 herein.

“Performance Period” shall mean a period longer than one year over which performance is to be measured for purposes of Long Term Performance Opportunities in accordance with Section 6 herein.

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time (“Code”).

“Section 409A” shall mean Section 409A of the Code and the regulations promulgated thereunder, all as amended from time to time.

“Variable Compensation Plan” shall mean any Praxair, Inc. variable compensation plan, or other annual award program adopted by the Board.

Section 4.  Term.  The Plan was originally effective January 1, 2002. This amended and restated Plan shall be effective as of January 1, 2011, subject to approval of its material terms (as defined in Section 162(m)) by the stockholders of the Company no later than the first meeting of stockholders to take place in 2011, if such approval is required by Section 162(m) at the time.

Section 5.  Annual Performance Awards.

5.1 For each calendar year, each Participant may be entitled to receive a payment (“Annual Performance Award”) pursuant to a Variable Compensation Plan in an amount determined by the Committee as provided in this Plan. To the extent permitted by the Variable Compensation Plan, the payment of Annual Performance Awards may be made in cash, common stock or restricted stock of the Company, or a combination thereof.

5.2 In no event shall any award amount determined by the Committee as provided in this Plan, when aggregated with all other awards made pursuant to the applicable Variable Compensation Plan in the calendar year, exceed any applicable calendar year or other applicable aggregate limit set forth in that Variable Compensation Plan.

5.3 The maximum Annual Performance Award paid, in cash or stock, to a Participant for a calendar year may not exceed the lesser of: (i) six times (6x) the annual rate of salary paid to the Participant as of the last day of the preceding calendar year; and (ii) the applicable per-participant limit, if any, set forth in the applicable Variable Compensation Plan.

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Section 6.  Long Term Performance Opportunities.

6.1 For any performance period designated by the Committee and having a duration longer than one year (a “Performance Period”), the Committee may establish the terms and conditions of award opportunities (“Long Term Performance Opportunities”) entitling the Participant to receive payments pursuant to a Long Term Incentive Plan at the end of the Performance Period. The amount of such payments shall be determined according to the conditions of the Long Term Performance Opportunities established by the Committee as provided in this Plan. To the extent permitted by the applicable Long Term Incentive Plan, Long Term Performance Opportunities may consist of stock or other grants that are valued in whole or in part by reference to, or are otherwise based on, the market value of the common stock, restricted stock or other securities of the Company, and may be paid in common stock, restricted stock or other securities of the Company, cash or any other form of property as the Committee shall determine.

6.2 A Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares received as Long Term Performance Opportunities prior to the date on which any applicable restriction or Performance Period established by the Committee lapses.

6.3 In no event shall any award amount determined by the Committee as provided in this Plan, when aggregated with all other awards made pursuant to the applicable Long Term Incentive Plan in the calendar year, exceed any applicable calendar year or other applicable aggregate limit set forth in that Long Term Incentive Plan.

6.4 The total aggregate payments, in cash or stock, made to a Participant for a Performance Period pursuant to Long Term Performance Opportunities for such period shall not exceed the lesser of: (i) $4,000,000 times the length of the Performance Period in years; and (ii) the applicable per-participant limit, if any, set forth in the applicable Long Term Incentive Plan.

6.5 The Committee shall have the discretion, at the time Performance Goals are established for a Long Term Performance Opportunity pursuant to Section 9 herein, to establish terms for payment on such Long Term Performance Opportunity in the event a Change-in-Control (as defined in the applicable Long Term Incentive Plan or award agreement) occurs prior to the end of the applicable Performance Period; provided, however, that in no event shall any such payment be in excess of the maximums set forth in this Section 6.

Section 7.  Performance Measures.

7.1 For any calendar year or Performance Period, the Committee may designate one or more of the business criteria (“Performance Measures”) set forth in this Section 7 for use in determining the amount of a Performance Award for an individual in relation to such year or period; provided that such designation would not subject any Performance Award to the deduction limitations of Section 162(m). Performance Measures designated for any Participant in a calendar year or Performance Period may be different from those designated for other Participants in said year or period as the Committee may determine. To the extent applicable to any Performance Measure, the Committee may specify a Performance Measure in relation to total Company performance or in relation to the performance of identifiable business unit(s) of the Company.

7.2 Performance Measures for purposes of this Plan shall mean any of the following:

(a) Net earnings or net income (before or after taxes);

(b) Earnings per share (basic or diluted);

(c) Net sales;

(d) Revenue growth;

(e) Operating profit;

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(f) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h) Earnings before or after taxes, interest, depreciation, and/or amortization;

(i) Gross or operating margins;

(j) Productivity ratios;

(k) Share price (including, but not limited to, growth measures and total shareholder return);

(l) Expense targets;

(m) Margins;

(n) Operating efficiency;

(o) Market share;

(p) Working capital targets;

(q) Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r) Objective safety measures.

Any Performance Measure(s) may be used to measure the performance of the Company and/or its subsidiary as a whole or any business unit of the Company and/or its subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select share price as a Performance Measure as compared to various stock market indices. The Committee also has the authority to provide in a Performance Award for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article 7.

Section 8.  Performance Goals.

8.1 For each Performance Measure designated by the Committee, the Committee shall designate a specific, measurable target, schedule or threshold (“Performance Goal”) against which actual performance is to be measured for purposes of determining the amount of any Performance Award; provided that any such designation would not subject any Performance Award to the deduction limitations of Section 162(m).

8.2 A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; (7) percent of sales; and (8) per share of common stock outstanding. In addition, the Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and impairments; (b) gain/loss on sale of assets; (c) litigation or claim judgments or settlements (including insurance proceeds); (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (e) any reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders and/or other public filings for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; and (i) the effect of any materially adverse and unforeseen market conditions beyond the control of the Company and its subsidiaries, employees, officers and directors. Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m).

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Section 9.  Determination and Payment of Awards.

9.1 No later than ninety (90) days after the commencement of a calendar year or Performance Period, the Committee shall designate or approve for the Performance Awards relating to such year or period: (i) the individuals who will be Participants, if any; (ii) the Performance Measures; (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Performance Award; (iv) the Performance Goals and payout matrix or formula for each Performance Measure; and (v) the target Performance Award for each Participant.

9.2 Following the end of a calendar year or Performance Period, the Committee shall determine the Performance Award for each Participant by:

(1) comparing actual performance for each measure against the payout matrix approved for such year or period,

(2) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and

(3) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant’s target Performance Award.

9.3 Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Performance Award for any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Performance Award.

9.4 As a condition to the right of a Participant to receive a Performance Award, the Committee shall first certify, by resolution of the Committee, that the Performance Award has been determined in accordance with the provisions of this Plan.

9.5 If, during a calendar year or Performance Period, a Participant terminates employment for any reason, the Committee, in its discretion, may provide that the Participant (or his or her beneficiary) receive, after the end of such year or period, all or any portion of the Performance Award related to such year or period to which the Participant would otherwise have been entitled, provided, however, that to the extent the Performance Award constitutes deferred compensation under Section 409A, the Committee may not exercise discretion under this Section 9.5 unless the requirements of Section 409A have been satisfied.

9.6 Performance Awards for a calendar year or Performance Period shall be determined as soon as practicable after such year or period and shall be paid no later than the applicable 2 1/2 month period under Treasury Regulation Section 1.409A-1(b)(4) unless deferred as provided in Section 9.7 hereof.

9.7 The Committee may in its discretion elect to defer payment of any Performance Award until such date before or after retirement as a Participant may request upon such terms and conditions as may be approved or established by the Committee in its sole judgment. Such terms may include the payment of interest or dividend equivalents on deferred amounts. A deferral under this Section 9.7 shall be elected no later than the date six months before the end of the applicable calendar year or Performance Period so that such election shall satisfy the requirements of Treasury Regulation Section 1.409A-2(a)(8).

9.8 The Company shall withhold from any Performance Award or payments determined under this Plan any amount of withholding taxes due in respect of a Performance Award, its deferral or payment. Such taxes shall be withheld or paid in the manner provided by the Variable Compensation Plan or Long Term Incentive Plan pursuant to which the award or payment is made.

9.9 Participation in this Plan does not preclude Participants from participation in any other benefit or compensation plans or arrangements of the Company.

Section 10.  Administration and Interpretation.  The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and

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conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 11.  Administrative Expenses.  Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 12.  Amendment or Termination.  The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Performance Award for which Performance Goals have been established but which has not yet been earned or paid: and provided further that such action will not cause a Performance Award to become subject to the deduction limitations contained in Section 162(m).

Section 13.  No Assignment.  The rights hereunder, including without limitation rights to receive a Performance Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of a Performance Award shall be payable only to such Participant. A Participant, however, may designate in writing at any time and from time to time one or more beneficiaries to receive, in the event of the Participant’s death, the payment of any award determined pursuant to Section 9 herein or any deferred Performance Award; provided that such designation is received by the Company prior to such death.

Section 14.  The Company.  For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 15.  Stockholder Approval.  The material terms of the Plan shall be subject to approval by the stockholders of the Company no later than the first meeting of stockholders to take place in 2011, if such approval is required by Section 162(m) at the time.

Section 16.  No Right to Employment.  The designation of an employee as a Participant, the determination of the amount of any Performance Award, or the establishment of the terms of any Long Term Performance Opportunity shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary of the Company.

Section 17.  Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

Section 18.  No Trust.  Neither the Plan nor any Performance Award nor any Long Term Performance Opportunity shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Performance Award or Long Term Performance Opportunity, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 19.  Section 162(m).  It is the intention of the Company that all awards determined in accordance with this Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

Section 20.  Section 409A.  It is the intention of the Company that all awards determined in connection with this Plan be exempt from, or comply with the requirements of, Section 409A and the terms of the Plan hereunder shall be interpreted and construed in accordance with such requirements, and if any Plan provision is found to prevent an award from being exempt from Section 409A or to cause an award subject to Section 409A to violate that Section, such Plan provision shall be deemed amended so that such award is exempt from Section 409A or complies with Section 409A, as applicable.

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APPENDIX 4

PROPOSED AMENDMENTS TO THE 2009
PRAXAIR, INC. LONG
TERM INCENTIVE PLAN (THE “2009 PLAN”) TO
ADD NON-EMPLOYEE DIRECTORS AS ELIGIBLE PARTICIPANTS

Summary Description of the 2009 Plan

The principal features of the 2009 Plan, as proposed to be amended are summarized below. The summary is qualified in its entirety by reference to the full text of the 2009 Plan as proposed to be amended, which is set forth below as part of this Appendix 4 to this Proxy Statement and is marked to show the proposed amendments.

In General.  The 2009 Plan allows the Company to grant stock options and stock appreciation rights (“SARs”), and to make restricted stock or restricted stock unit grants, performance unit grants, and other stock-based grants to officers and other employees of the Company and its subsidiaries. Directors will also be eligible to receive these grants except for performance unit grants. The purpose of the 2009 Plan is to advance the Company’s and its shareholders’ interests by strengthening the Company’s ability to attract, retain and reward highly qualified officers and other employees, to motivate them to achieve business objectives established to promote the Company’s long term growth, profitability and success, and to encourage their ownership of Company Common Stock. As discussed in the CD&A above, the use of long term incentives is an integral part of the Company’s compensation program. The 2009 Plan also provides a means of compensating Directors in the form of equity as a complement to other elements of the Directors’ overall compensation program and to align their interests with those of the Company’s shareholders.

The 2009 Plan is also designed to enable the Company to provide certain forms of performance-based compensation to senior executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes from the $1 million limitation on tax deductibility performance-based compensation meeting certain requirements. Awards under the 2009 Plan that are intended to satisfy the Section 162(m) performance-based compensation exception shall be subject to the terms and conditions of the 2009 Plan. The Company expects that all stock options and SARs paid in accordance with the 2009 Plan, and certain grants of restricted stock, restricted stock units, performance share units and other stock-based grants made under the 2009 Plan, will be deductible as performance-based compensation not subject to the $1 million limitation on deductibility.

As described below, the 2009 Plan includes the following provisions, among others:

•	Repricing of stock options or SARs is not permitted without shareholder approval.

•	The exercise price of stock options and SARs must be at least 100% of the fair market value of the Company’s common stock on the date of the grant.

•	Reload stock options or SARs are not authorized.

•	Of the 12 million shares authorized, no more than 4 million shares may be granted in the form of “full value” awards (all awards other than stock options or SARs).

•	Minimum vesting requirements including: (a) time-vesting stock options and SARs may not vest in full until three years after the date of the grant; (b) time-vesting restricted stock and restricted stock unit awards granted to employees may not vest in full until at least three years after the grant date (such grants to Directors may vest in full before three years but are limited to 200,000 shares), and (c) performance-vesting restricted stock or restricted stock units and performance units must have a performance period of at least one year (Directors are not eligible to receive performance-based awards).

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•	Only shares under an award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant.

•	Dividends or dividend equivalents that may accrue under restricted stock or performance unit grants are payable only if the grant itself vests and becomes payable.

•	Shareholder approval is required for certain material amendments to the 2009 Plan, and NYSE and other rules currently require all material amendments be approved by shareholders.

•	The Board’s independent Compensation Committee administers the 2009 Plan with respect to grants to employees; and the Board’s independent Governance Committee will administer the 2009 Plan with respect to grants to Directors.

Administration.  The 2009 Plan will be administered by, and references to the “Committee” below mean: (1) The Compensation Committee, with respect to employees of the Company and its subsidiaries, and (2) the Governance Committee, with respect to Directors. The Committee will have the authority to select the individuals who will participate in the 2009 Plan (“Participants”) and to grant options, SARs, restricted stock, restricted stock units, performance units (only to employees), and other stock-based awards upon such terms as the Committee considers appropriate, consistent with the terms of the 2009 Plan. In addition, the Committee will have complete authority to interpret all provisions of the 2009 Plan, to prescribe the form of notices or agreements evidencing awards under the 2009 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 2009 Plan and to make all other determinations necessary or advisable for the administration of the 2009 Plan, including revising the terms of the Plan as they apply to non-U.S. employees or Directors to comply with local law.

The Committee may delegate its authority to administer the 2009 Plan to any of its members or to any officer(s) of the Company or other individual. In addition, the Compensation Committee may, subject to certain limitations, delegate to the Company’s CEO or to any officer of the Company the ability to select the employee recipients of awards and to determine the size of any such award; provided, however, that the Compensation Committee may not delegate such authority with respect to awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility.  Any employee of the Company or any of its subsidiaries selected by the Compensation Committee, or any Director selected by the Governance Committee, in each case in its sole discretion, is eligible to receive awards under the 2009 Plan; provided, however, that no Award made to a Director shall be subject to or conditioned upon the attainment of any Performance Goal. The selection of Participants and the nature and size of awards will be wholly within the discretion of the Committee, subject to the other terms of the 2009 Plan. The Compensation Committee has approved awards under the 2009 Plan to employees aggregating 4,007,570 shares since the 2009 Plan was adopted in April 2009; and the Governance Committee has granted one restricted stock unit award for 1,220 shares to a Director upon his election to the Board since the 2009 Plan was amended in April 2010, but subject to shareholder approval at this 2011 Annual Meeting. Otherwise, the Company is not able to estimate the number of individuals that the Compensation Committee and the Governance Committee will select in the future to participate in the 2009 Plan or the type or size of awards that the Committee will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

Shares Subject to the 2009 Plan.  As originally approved by shareholders in 2009, a total of 12 million shares of Common Stock may be issued under the 2009 Plan, of which up to 4 million shares may be granted as full value awards (all awards other than stock options or SARs). The proposed amendments to add Directors as participants do not seek to add any additional shares. In addition, shares of Common Stock that are subject to awards under the 2009 Plan that expire according to their terms or are forfeited, terminated, canceled or surrendered or are settled, or can be paid, only in cash will be available for issuance pursuant to a new award. In no event will any shares of Common Stock subject to a stock option that is canceled upon the exercise of a tandem SAR, any shares of Common Stock subject to awards that

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are surrendered in payment of the exercise price of a stock option or in payment of taxes associated with such awards, or any shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR upon the exercise thereof become available for grant under the Plan.

Information regarding Common Stock issuable under all of the Company’s equity plans, including the 2009 Plan, is set forth below under the subcaption “Equity Compensation Plans Information.” The closing price of the Common Stock on the NYSE was $96.92 per share on March 7, 2011.

Adjustments.  The maximum numbers of shares available for issuance in total, and for each type award, under the 2009 Plan is subject to appropriate adjustments to reflect certain events, such as a stock dividend, stock split, reorganization, recapitalization or business combination. The terms of then outstanding awards and the limitations on individual grants also will be adjusted as the Committee determines is appropriate to reflect such changes.

Term, Amendment and Termination.  The 2009 Plan will remain in effect until February 24, 2019, unless sooner terminated by the Board. Termination will not affect awards then outstanding. The Board may terminate or amend the 2009 Plan at any time without shareholder approval, unless such approval is necessary to comply with the Exchange Act, the Code, the rules and regulations of the NYSE or other applicable law. In any event, shareholder approval will be required to, among other things, amend the 2009 Plan to increase the maximum number of shares which may be issued pursuant to the 2009 Plan, reduce the exercise price for outstanding options and SARs (or other similar actions), reduce the minimum permissible exercise price for options and SAR awards that may be made under the 2009 Plan, change the performance measures (as defined below) available for use in awards intended to qualify as performance-based compensation under Section 162(m) of the Code, change the class of individuals eligible to receive awards, or reduce the minimum vesting period, restriction period or performance period a permitted under the 2009 Plan.

Awards

Options.  Options granted under the 2009 Plan may be incentive stock options (“ISOs”) (for employees only) or nonqualified stock options. An option entitles the Participant to purchase shares of Common Stock from the Company at the option price. No Participant may receive stock options to purchase more than 1 million shares of Common Stock in any calendar year. No more than 12 million shares may be issued under the 2009 Plan pursuant to ISOs. The option price will be fixed by the Committee at the time the option is granted, but the price cannot be less than the per share fair market value on the date of grant. The option price may be paid in cash, or a cash equivalent acceptable to the Committee, with shares of Common Stock, by a cashless broker-assisted exercise, by having the Company withhold shares that otherwise would be delivered pursuant to the exercise of the option having a value equal to the option price due, by a combination thereof, or by any other method accepted by the Committee.

Options may be exercised in whole or in part at such times and subject to such conditions as may be prescribed by the Committee. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), (a) any option subject solely to the continued service of the Participant shall become exercisable no earlier than three years after its grant date (except that options may become partially exercisable after a period of at least one year so long as the entire option grant does not become exercisable in less than three years) and (b) any other option shall become exercisable no earlier than one year after its grant date. The maximum period in which an option may be exercised will be fixed by the Committee at the time the option is approved for grant but cannot exceed 10 years. Awards of ISOs may also be subject to other restrictions to the extent necessary to comply with the applicable provisions of the Code.

SARs.  SARs generally entitle the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR. The exercise price of the SAR will be fixed by the Committee at the time the SAR is approved for grant, but shall be no less than the fair market value of

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a share of Common Stock on the date of grant. The maximum number of shares of Common Stock in respect of which SARs may be granted to any Participant during any calendar year is 1 million.

SARs may be exercised at such times and subject to such conditions as may be prescribed by the Committee. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), (a) any award of SARs subject solely to the continued service of the Participant shall be exercisable no earlier than three years after its grant date (except that SARs may become partially exercisable after a period of at least one year so long as the entire SAR grant does not become exercisable in less than three years) and (b) any other SAR shall become exercisable no earlier than one year after its grant date. The maximum period for which a SAR may be exercised will be fixed by the Committee at the time the SAR is approved for grant but shall not exceed 10 years from the date of grant. The Committee may determine that a SAR shall be automatically exercised on one or more specified dates. The amount payable upon the exercise of a SAR may, in the Committee’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The 2009 Plan also permits the grant of restricted stock and restricted stock units to Participants. The maximum aggregate award of restricted stock or restricted stock units that a Participant may receive in any calendar year is 300,000 shares of Common Stock, or the equivalent cash value of 300,000 shares of Common Stock determined as of the date of payment or vesting, as appropriate.

Except for grants to Directors, restricted stock and restricted stock units will be issued subject to a minimum restriction period of three years, subject to the pro rata lapse of those restrictions. Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of a Director shall have such Restriction Period as the Governance Committee shall determine, provided, however, that the aggregate number of Shares subject to Restricted Stock or Restricted Stock Unit Awards granted to Directors with a vesting period of less than three years shall not exceed 200,000 shares (being 5% of the 4 million Share Authorization under the Plan for grants other than Options or SARs), as may be adjusted from time to time pursuant to the provisions of the Plan. During the restriction period, the Participant is not entitled to delivery of the shares or units, restrictions are placed on the transferability of the shares or units, and all or a portion of the shares or units will be forfeited if the Participant terminates employment or a Director terminates service as a Director for reasons other than as approved by the Committee. The Compensation Committee may also require that, for grants to employees only, specified performance goals be attained during the restriction period in order for the restricted stock or restricted stock units to vest in whole or in part in which case, except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), the restriction period must be at least one year. Upon expiration of the applicable restriction period, restricted stock and restricted stock units shall be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Committee.

Performance Units.  Under the 2009 Plan, Participants who are employees may be granted performance units representing the contingent right, expressed in units (which may be equivalent to a share of Common Stock or other monetary value), to receive payments in shares of Common Stock, cash or any combination thereof based upon the attainment of one or more pre-established performance goals during a specified performance period. Directors may not receive performance units. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), the performance period must have a minimum duration of one year. The maximum aggregate award of performance units that a Participant may receive in any calendar year is 300,000 shares of Common Stock, or the equivalent value of 300,000 shares of Common Stock determined as of the date of payment or vesting, as appropriate.

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Other Stock-Based Awards.  The 2009 Plan also allows the Committee to make other stock-based awards to Participants on such terms and conditions as the Committee prescribes. To the extent that any other stock-based awards are granted, they may, in the Committee’s discretion, be settled in cash or Common Stock. The maximum aggregate amount awarded with respect to other stock-based awards to any Participant in any calendar year shall be 300,000 shares of Common Stock.

Transferability.  Awards under the 2009 Plan will not be transferable other than by will or the laws of descent and distribution; except that the Committee may permit the transfer of (a) specific non-qualified stock option and SAR grants by gift to the employee’s spouse, children and grandchildren, or to a trust or partnership for the benefit of any one or more of them, or (b) any grant or award pursuant to a domestic relations order.

Performance Objectives.  The Compensation Committee may prescribe that for grants to employees only (1) an option or SAR is exercisable, (2) an award of restricted stock or restricted stock units is vested or transferable or both, (3) that performance units are earned, or (4) that payment under an other stock-based award is earned only upon the attainment of certain performance objectives.

The performance measure for an award intended to qualify for the performance-based exception to Code Section 162(m) may be based on any of the following criteria, alone or in combination, as the Compensation Committee deems appropriate: (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales; (d) revenue growth; (e) operating profit; (f) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (g) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (h) earnings before or after taxes, interest, depreciation, and/or amortization; (i) gross or operating margins; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) margins; (n) operating efficiency; (o) market share; (p) working capital ; (q) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or (r) objective safety measures. Performance goals based on these performance measures may be established on a corporate-wide basis or with respect to and in combination with one or more business units, divisions, subsidiaries or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee may eliminate or decrease (but not increase) the amount of any award intended to qualify for the performance-based exception to Code Section 162(m).

The Compensation Committee may establish other performance measures for any award to employees that is not intended to qualify as performance-based compensation under Code Section 162(m) and such measures shall be set forth in the applicable award agreement.

Deferrals.  The Committee may defer the payment of any award, or permit Participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify.

Change in Control.  In the event of a change in control of the Company (as defined in the 2009 Plan), outstanding awards under the 2009 Plan will be treated as follows:

•	Unless otherwise provided in the applicable award agreement, all then-outstanding options and SARs will become immediately fully vested and exercisable, and any other then-outstanding awards subject solely to the continued service of the Participant will become immediately vested and free of all restrictions, unless replacement awards of equal value to the award being replaced are provided to Participants. The treatment of any other awards, including those subject to attainment of performance criteria, will be as set forth in the applicable award agreement.

•	If replacement awards are not provided to Participants, the Committee, in its discretion, may authorize the cancellation and termination of all outstanding awards with payment of cash or shares of stock made to Participants, equal in value to the cancelled award.

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Federal Income Tax Consequences.

Based on the Code and regulations thereunder as they currently exist, the anticipated United States Federal income tax consequences of the several types of awards under the 2009 Plan are as described below.

Grant of Options and SARs.  An optionee will not recognize any taxable income at the time an option or SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.

Exercise of ISOs.  No ordinary income will be recognized by the holder of an ISO at the time of exercise. The excess of the fair market value of the shares of Common Stock at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal “alternative minimum tax” at the date of exercise. If the optionee holds the shares of Common Stock purchased for two years after the date the ISO was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other “disqualifying disposition” within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock purchased at the time of exercise over the aggregate option exercise price and (b) the excess of the amount realized upon disposition of such shares over the option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount.

Exercise of Nonqualified Stock Options.  Taxable ordinary income will be recognized by the holder of a non-qualified stock option at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock purchased at the time of such exercise over the aggregate option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount. On a subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of sale. The capital gain or loss will be short term or long term depending on the period of time the shares are held by the optionee following exercise.

Exercise of SARs.  Upon the exercise of a SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired and the Company will be entitled to a Federal income tax deduction equal to that amount. The holder’s basis in any shares of Common Stock acquired will be equal to the amount of ordinary income upon which he or she was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

Restricted Stock.  A Participant receiving a grant of restricted stock will not recognize income, and the Company will not be allowed a deduction, when restricted shares of Common Stock are granted, unless the Participant makes the election described below. When the restrictions on the shares of Common Stock are removed or lapse or are fully satisfied, the excess of fair market value of such shares on the date the restrictions are removed or lapse over the amount paid by the Participant for the shares, if any, will be ordinary income to the Participant. The Company will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). Upon disposition of the shares of Common Stock, the gain or loss recognized by the Participant will be treated as a capital gain or loss. The capital gain or loss will be short term or long term depending upon the period of time the shares are held by the Participant following the removal or lapse of the restrictions.

If a Section 83(b) election is filed by the Participant with the Internal Revenue Service within 30 days after the date of grant, then the Participant will recognize ordinary income and the holding period will commence as of the date of grant. The amount of ordinary income recognized by the Participant will equal the excess of the fair market value of the shares as of the date of grant over the amount, if any, paid

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by the Participant for the shares of Common Stock. The Company will be entitled to a deduction in a like amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). If such election is made and a Participant thereafter forfeits the restricted shares of Common Stock, no refund or deduction will be allowed for the amount previously included in such Participant’s income.

Restricted Stock Units, Performance Units and Other Stock-Based Awards.  A Participant receiving an award of restricted stock units, performance units, or other stock-based awards will not recognize income, and the Company will not be allowed a deduction, at the time the award is made. When a Participant receives payment in settlement of such award, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the Participant and the Company will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation).

Withholding Taxes.  No withholding taxes are payable in connection with the grant of any stock option or SAR or the exercise of an ISO. However, withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR. Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse. In respect of all other awards, withholding taxes must be paid whenever the Participant recognizes income for tax purposes.

Equity Compensation Plans Information

The table below provides information as of December 31, 2010 (as updated in the table footnotes) about Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees or Directors under present and former equity compensation plans, including the 2009 Plan.

EQUITY COMPENSATION PLANS TABLE
Number of
securities
	Number of				remaining available
	securities to be				for future issuance
	issued upon		Weighted-average		under equity
	exercise of		exercise price of		compensation plans
	outstanding		outstanding		(excluding securities
	options, warrants		options, warrants		reflected in
Plan Category	and rights(a)		and rights(b)		column (a))(c)
Equity compensation plans approved by shareholders	16,666,722	(1)	$59.41		10,442,284

Equity compensation plans not approved by shareholders(2)	202,470		$22.12		—

Total	16,869,192	(3)	$58.96	(4)	10,442,284	(5)

(1)	This amount includes 300,201 restricted shares and 673,945 performance shares. Up to an additional 336,973 performance shares could be issued if performance goals are achieved at the maximum specified targets. See Note 15 to the Company’s consolidated financial statements in the 2010 Form 10-K and Annual Report.

(2)	The only plan that has not been approved by shareholders is the 1996 Praxair, Inc. Performance Incentive Plan (the “1996 Plan”) that was terminated in March 2001, after which directors and officers of the Company were not longer eligible to participate in that plan. Shareholder approval of the 1996 Plan was not required under then applicable NYSE rules. The 1996 Plan provided for granting nonqualified or incentive stock options, stock grants, performance awards and other stock related incentives for key employees. The exercise price under the 1996 Plan was equal to the closing price of Praxair’s common stock on the date of grant. Options that were granted under the 1996 Plan became exercisable after one or more years after the date of grant and the option term was no more than ten years.

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(3)	As of February 28, 2011, this amount was 17,481,305, reflecting equity grants of 2,058,615 shares, net of option exercises, restricted stock unit vesting, and equity grant terminations that have occurred since December 31, 2010. The 17,481,305 includes 348,887 restricted shares and 980,625 performance shares. Up to an additional 490,313 performance shares could be issued if performance goals are achieved at the maximum specified targets.

(4)	As of February 28, 2011, the weighted-average exercise price was $63.61.

(5)	As of February 28, 2011, 8,383,179 shares of Common Stock remain available to be awarded, after taking into account equity grants of 2,058,615 shares, net of equity grant terminations that have occurred since December 31, 2010.

Full text of the 2009 Plan

The full text of the 2009 Plan, with the proposed amendments marked is as follows:

(proposed additions are shown with underscores and proposed deletions are shown with ~~strikethroughs~~):

2009 Praxair, Inc.

Long Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment.  Praxair, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2009 Praxair, Inc. Long Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, and Other Stock-Based Awards.

This Plan was adopted by the Board on February 24, 2009, became effective upon shareholder approval on April 28, 2009 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. This Plan was also amended by the Board on April 27, 2010 and January 25, 2011 in order to add Directors as a class of eligible Participants, subject to shareholder approval.

1.2 Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees develop personal involvement in the financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract and retain able Employees and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. This Plan also provides a means of compensating Directors in the form of equity as a complement to other elements of the Directors’ overall compensation program and to align their interests with those of the Company’s shareholders.

1.3 Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate February 24, 2019. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

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2.2 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.3 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the occurrence of any one of the following events with respect to the Company:

(a) individuals who, on January 1, 2009, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2009, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Praxair Voting Securities”); provided, however, that the event described in this Subsection 2.5(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries; (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) pursuant to a Non-Qualifying Transaction (as defined in Subsection 2.5(c));

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Praxair Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Praxair Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Praxair Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the

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initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent an Award is subject to Code Section 409A, the Committee shall have the discretion to define Change in Control for such Award in a manner which complies with such Code Section.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.7 “Committee” means, with respect to Awards granted to (a) Employees, the Compensation and Management Development Committee of the Board, and (b) Directors, the Governance and Nominating Committee of the Board, and in each case ~~or~~ any other committee designated by the Board to administer this Plan with respect to Employee or Director Awards. The Committee shall consist of not less than two directors. However, if a member of the Committee is not an “outside director” within the meaning of Code Section 162(m) or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation and Management Development Committee’s delegation, or the Governance and Nominating Committee’s delegation, as the case may be. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, other than any actions required to be carried out by a committee of at least two “outside directors” or “non-employee directors”.

2.8 “Company” means Praxair, Inc., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

2.9 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (a) ninety (90) days after the beginning of the Performance Period, or (b) the period prior to the date twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.10 “Director” means any director of the Company who is not an Employee.

2.11 “Effective Date” has the meaning set forth in Section 1.1.

2.12 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or its Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or its Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or its Subsidiary during such period.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.14 “Fair Market Value” or “FMV” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing market price of a Share reported on the New York

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Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.15 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.16 “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.17 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.18 “Insider” shall mean an individual who is, on the relevant date, an executive officer of the Company or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.19 “Market Price” means, in respect of any date on or as of which a determination thereof is being or to be made, the average of the high and low prices of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.20 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.21 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.22 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.24 “Participant” means any Employee or a Director to whom an Award is granted.

2.25 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Any Award granted hereunder that is intended to be Performance-Based Compensation within the meaning of Code Section 162(m) shall be subject to the terms and provisions of this Plan and not the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m).

2.26 “Performance Goal” means, with respect to any applicable Award to an Employee, the one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.27 “Performance Measures” means: (a) with respect to any Award to an Employee intended to qualify as Performance-Based Compensation, any one or more of the measures described in Article 12 on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, such performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.28 “Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award granted to an Employee.

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2.29 “Performance Unit” means an Award to an Employee under Article 9 herein and subject to the terms of this Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goal(s) has been achieved during the applicable Performance Period.

2.30 “Plan” means this 2009 Praxair, Inc. Long Term Incentive Plan.

2.31 “Restricted Stock” means Shares issued pursuant to a Restricted Stock Grant under Article 8 so long as the Shares remain subject to the restrictions and conditions specified in the Award Agreement pursuant to which such Restricted Stock Grant is made.

2.32 “Restricted Stock Grant” means an Award of Restricted Stock or Restricted Stock Units made pursuant to the provisions of Article 8.

2.33 “Restricted Stock Unit” means a Unit issued pursuant to a Restricted Stock Grant under Article 8 so long as the Units remain subject to the restrictions and conditions specified in the Award Agreement.

2.34 “Restriction Period” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35 “Share” means a share of common stock of the Company, $0.01 par value per share or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.36 “Share Equivalent” means a Unit (or fraction thereof, if authorized by the Committee) substantially equivalent to a hypothetical Share, credited to the Participant and having a value at any time equal to the FMV of a Share (or fraction thereof) at such time.

2.37 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.38 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or greater by reason of stock ownership or otherwise; provided, however, that (a) for purposes of determining whether any Employee can be a Participant with respect to any Award of Incentive Stock Option, the term “Subsidiary” has the meaning given to such term in Code Section 424, as interpreted by the regulations thereunder and applicable law; and (b) for purposes of determining whether any individual may be a Participant with respect to any Award of Options or SARs that are intended to be exempt from Code Section 409A, the term “Subsidiary” means any corporation or other entity to which the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

2.39 “Unit” means a bookkeeping entry used by the Company to record and account for the grant or settlement of an Award until such time as the Award is paid, canceled, forfeited or terminated, as the case may be, which, except as otherwise specified by the Committee, shall be equal to one Share Equivalent.

Article 3. Administration

3.1 General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to, or in connection with, this Plan, to determine eligibility for Awards and to adopt

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such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Participants, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 17, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate.

3.3 Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize the Chief Executive Officer of the Company (the “CEO”) or any other officer of the Company, to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities for any Awards to be granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards the CEO or officer may grant; and (iii) the CEO or officer, as applicable, shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.  Subject to adjustment as provided in Section 4.4, the maximum number of Shares which may be issued pursuant to Awards under this Plan on or after the Effective Date shall be 12,000,000 Shares (the “Share Authorization”). The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 12,000,000 Shares. The maximum number of Shares of the Share Authorization that may be issued under this Plan pursuant to Awards other than Options or SARs shall be 4,000,000 Shares.

4.2 Share Usage.  Shares subject to an Award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant under the Plan, without reducing the number of Shares that are available for Awards under the Plan. In no event shall (a) any Shares subject to an Option that is cancelled upon the exercise of a tandem SAR; (b) any Shares subject to an Award that are surrendered in payment of the exercise price of an Option or in payment of the taxes associated with an Award; or (c) any Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof become available for grant under the Plan pursuant to this Section.

4.3 Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4, shall apply to grants of such Awards to Employees under this Plan:

(a) Options:  The maximum aggregate number of Shares subject to Options granted in any one calendar year to any one Participant shall be 1,000,000.

(b) SARs:  The maximum number of Shares subject to SARs granted in any one calendar year to any one Participant shall be 1,000,000.

(c) Restricted Stock or Restricted Stock Units:  The maximum aggregate Restricted Stock Grant in any one calendar year to any one Participant shall be 300,000 Shares, or equal to the Fair Market Value of 300,000 Shares, determined as of the date of vesting or payout, as applicable.

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(d) Performance Units:  The maximum aggregate Award of Performance Units that a Participant may receive in any one calendar year shall be 300,000 Shares, or equal to the Fair Market Value of 300,000 Shares, determined as of the date of vesting or payout, as applicable.

(e) Other Stock-Based Awards:  The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.1 in any one calendar year to any one Participant shall be 300,000 Shares.

4.4 Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

To further reflect any of the foregoing events, transactions or adjustments, the Committee, in its sole discretion, may also make adjustments in the terms of any Awards under this Plan and may modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods, as it deems necessary or appropriate. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

Only Employees and Directors shall be eligible to participate in this Plan. Subject to the provisions of this Plan, the designated Committee may, from time to time, select those Employees or Directors to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award; provided, however, that no Award made to a Director shall be subject to or conditioned upon the attainment of any Performance Goal.

Article 6. Stock Options

6.1 Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Options may be granted in addition to, or in tandem with or independent of, SARs or any other Awards under the Plan.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions, including any Performance Goals, upon which an Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

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6.3 Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

6.4 Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of its Grant Date.

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Options subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such Option may partially vest after no less than one year following such Grant Date; and (b) any other Award of Options shall become exercisable no earlier than one (1) year after the Grant Date.

6.6 Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Market Price at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by having the Company withhold Shares that otherwise would be delivered to the exerciser pursuant to the exercise of the Option having a value equaling the aggregate Option Price due; (d) by a cashless (broker-assisted) exercise; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment or Service as a Director.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of, as the case may be, the Participant’s
(a) an Employee’s employment or provision of services to the Company and/or its Subsidiaries or (b) a Director’s service as a director of the Company.

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Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee, in its sole discretion. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. SARs may be granted under the Plan alone, in tandem with, in addition to or independent of, Options or any other Awards under the Plan.

7.2 SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of Shares to which the SAR pertains, the conditions, including any Performance Goals, upon which the SAR shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3 Term of SAR.  The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

7.4 Grant Price.  The Grant Price for each Award of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

7.5 Exercise of SARs.  SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of SARs subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such SAR may partially vest after no less than one year following such Grant Date; and (b) any other Award of SARs shall become exercisable no earlier than one (1) year after the Grant Date. The Committee may provide that a SAR shall be automatically exercised on one or more specified dates.

7.6 Settlement of SARs.  Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the FMV of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Termination of Employment or Service as a Director.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of, as the case may be, the Participant’s
(a) an Employee’s employment with the Company and/or its Subsidiaries, or (b) a Director’s service as a director of the Company. Such provisions shall be determined

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in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8. Restricted Stock Grants

8.1 Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Grants to Participants in such amounts as the Committee shall determine. A Restricted Stock Grant is the issue of Shares or Units in the name of a Participant subject to such terms and conditions as the Committee shall deem appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such Shares or Units and the requirement that the Participant forfeit such Shares or Units back to the Company (a) upon termination of employment of an Employee or termination of service as a Director for specified reasons within a specified period of time; (b) if any specified Performance Goals are not achieved during a specified Performance Period; or (c) if such other conditions as the Committee may specify are not satisfied.

8.2 Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock Grant shall be evidenced by an Award Agreement that shall specify the Restriction Period(s), the number of Shares of Restricted Stock and/or Restricted Stock Units granted, the conditions and restrictions imposed upon the Restricted Stock Grant, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3 Restriction Period.  Each Restricted Stock Grant shall provide that in order for a Participant to receive unrestricted Shares or payment in settlement of a Restricted Stock Unit, the Participant must remain an Employee or a Director, as the case may be, for a period of time specified by the Committee in the Award Agreement. The Committee may also establish one or more Performance Goals that are required to be achieved during one or more Performance Periods within the Restriction Period as a condition to the lapse of restrictions of Awards to Employees. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Except as provided in Subsection 8.3(c), Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of the Participant shall have a Restriction Period of not less than three (3) years from the Grant Date; ~~and~~ (b) Awards to Employees of Restricted Stock and/or Restricted Stock Units subject to the achievement of one or more Performance Goals shall have a minimum Restriction Period of one (1) year; and (c) Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of a Director shall have such Restriction Period as the Committee shall determine, provided, however, that the aggregate number of Shares subject to Restricted Stock or Restricted Stock Unit Awards granted to Directors under this Subsection 8.3(c) with a vesting period of less than three years shall not exceed five percent (5%) of the 4,000,0000 Share Authorization under Section 4.1 of this Plan applicable to Awards other than Options or SARs, as may be adjusted from time to time pursuant to the provisions of this Plan. The Committee may provide for the pro rata lapse of restrictions in installments during the Restriction Period.

8.4 Restrictions.  The following restrictions and conditions shall apply to each Restricted Stock Grant during the Restriction Period: (a) the Participant may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of or realize on the Shares or Units subject to the Restricted Stock Grant; and (b) the Shares issued as Restricted Stock or the Restricted Stock Units shall be forfeited to the Company if the Participant for any reason ceases to be an Employee or a Director, as the case may be, prior to the end of the Restriction Period, except due to circumstances specified in the related Award Agreement or otherwise approved by the Committee. Unless otherwise directed by the Committee, (i) all

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certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. The Committee may, in its sole discretion, include such other restrictions and conditions as it may deem appropriate.

The Committee may, in its sole discretion, impose such other conditions and/or restrictions on any Restricted Stock Grant awarded pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

8.5 Payment.  Upon expiration of the Restriction Period and if all conditions have been satisfied and any applicable Performance Goals attained, the Shares of Restricted Stock will be made available to the Participant or the Restricted Stock Units will be vested in the account of the Participant, free of all restrictions; provided, that the Committee may, in its discretion, require (a) the further deferral of any Restricted Stock Grant beyond the initially specified Restriction Period; (b) that the Restricted Stock or Restricted Stock Units be retained by the Company; and (c) that the Participant receive a cash payment in lieu of unrestricted Shares or Units.

8.6 Rights as a Shareholder.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any dividends paid thereon. Any such dividends shall be reinvested on the dividend payment date in additional Shares of Restricted Stock under the Restricted Stock Grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant shall not have, with respect to Restricted Stock Units, any voting or other rights of a shareholder of the Company; provided, however, that if determined by the Committee and set forth in the Participant’s Award Agreement, the Participant shall have the right to receive Dividend Equivalents in accordance with the provisions of Article 13.

8.7 Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units

9.1 Grant of Performance Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units to ~~Participants~~ Employees in such amounts and upon such terms as the Committee shall determine. Each Performance Unit shall represent the prospective contingent right to receive payment based upon Company and/or Subsidiary performance over a specified Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant and need not be equivalent to the value of a Share Equivalent. At the time of grant, the Committee, in its sole discretion, shall establish the Performance Period, Performance Measures, Performance Goals and such other terms and conditions applicable to such Award. The number of Shares and/or the amount of cash or other consideration earned in settlement of a Performance Unit shall be determined at the end of the Performance Period.

9.2 Earning of Performance Units.  Each Performance Unit Award Agreement shall provide that in order for ~~a Participant~~ an Employee to receive a payment in settlement of the Award, the Company must achieve certain Performance Goals over a designated Performance Period, with attainment of one or more Performance Goals determined using one or more specific Performance Measures. The

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Performance Goals and the Performance Period shall be established by the Committee in its sole discretion; provided, however that except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant), the Performance Period must have a minimum duration of one (1) year. The Committee shall establish one or more Performance Measures for each Performance Period for determining the portion of the Performance Unit Award which will be earned or forfeited based on the extent to which the Performance Goals are achieved or exceeded. Such Performance Goals may include minimum, maximum and target levels of performance, with the size of the payment payable in settlement of the Performance Unit Award based on the level attained.

9.3 Form of Performance Unit Award.  Performance Unit Awards shall be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may from time to time approve. Performance Units may be awarded alone, in addition to, or independent of other Awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of Units subject to each Performance Unit Award made to ~~a Participant~~ an Employee and may impose different terms and conditions on any particular Performance Unit Award made to any ~~Participant~~Employee. The Performance Goals, Performance Period or Periods, Performance Measures and other terms and conditions applicable to any Performance Unit Award shall be set forth in the relevant Award Agreement.

9.4 Termination of Employment.  Each Performance Unit Award Agreement shall set forth the extent to which ~~the Participant~~ an Employee shall have the right to retain Performance Units following termination of the Employee’s employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each ~~Participant~~ Employee, need not be uniform among all Awards of Performance Units, and may reflect distinctions based on the reasons for termination. Notwithstanding the foregoing, to the extent a Performance Unit is intended to be Performance-Based Compensation, the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

9.5 Payment of Performance Units.  Subject to the terms of this Plan and the applicable Award Agreement, after the later of the date the applicable Performance Period has ended or the date on which any other terms and conditions applicable to such Performance Unit Award have been satisfied, the holder of Performance Units shall be entitled to receive payout of the value and number of Performance Units earned by the ~~Participant~~ Employee over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Subject to Section 12.3 below, such payment shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of Shares, cash, any combination thereof, or any other form as designated by the Committee in its sole discretion, equal to the value of the earned Performance Units at the close of the applicable Performance Period, or at such other time as specified in the Award Agreement. Any Shares paid in settlement of such Performance Units may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the applicable Award Agreement.

Article 10. Other Stock-Based Awards

10.1 Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including, subject to the limitations below, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Notwithstanding any provision in this Plan to the contrary, Awards of unrestricted Shares shall only be made in lieu of salary and/or cash bonuses/variable compensation paid to Employees or cash fees paid to Directors.

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10.2 Value of Other Stock-Based Awards.  Each Other Stock-Based Award shall be expressed in terms of Shares or Units, as determined by the Committee. The Committee may, in its discretion, establish Performance Goals with respect to any Other Stock-Based Awards. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

10.3 Payment of Other Stock-Based Awards.  Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.4 Termination of Employment or Service as a Director.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following termination of, as the case may be, ~~the Participant’s~~ (a) an Employee’s employment with the Company and/or its Subsidiaries, or (b) a Director’s service as a director of the Company. Such provisions shall be determined in the sole discretion of the Committee, such provisions shall be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

No Award under the Plan, and no right or interest therein, shall be (a) assignable, alienable or transferable by a Participant, except by will or the laws of descent and distribution, or (b) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (c) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Options and SARs are exercisable only by, Shares issued upon the exercise of Options and SARs or in settlement of other Awards will be issued only to, and other payments in settlement of any Award will be payable only to, the Participant or his or her legal representative. A Participant may designate a beneficiary or beneficiaries in accordance with Article 14. Notwithstanding the foregoing, the Committee may, in its sole discretion and on and subject to such terms and conditions as it shall deem appropriate, which terms and conditions shall be set forth in the related Award Agreement: (i) authorize a Participant to transfer all or a portion of any Nonqualified Stock Option or SAR, as the case may be, granted to such Participant; provided, that in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust or partnership for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Nonqualified Stock Option or SAR which becomes the subject of a permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Option or SAR. In no event shall any permitted transfer of an Option, SAR or other grant or Award create any right in any party in respect of any Option, SAR or other grant or Award, other than the rights of the qualified transferee in respect of such Option, SAR or other Award specified in the related Award Agreement.

Article 12. Performance Measures

12.1 Performance Measures.  The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Net earnings or net income (before or after taxes);

(b) Earnings per share (basic or diluted);

(c) Net sales;

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(d) Revenue growth;

(e) Operating profit;

(f) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h) Earnings before or after taxes, interest, depreciation, and/or amortization;

(i) Gross or operating margins;

(j) Productivity ratios;

(k) Share price (including, but not limited to, growth measures and total shareholder return);

(l) Expense targets;

(m) Margins;

(n) Operating efficiency;

(o) Market share;

(p) Working capital targets;

(q) Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r) Objective safety measures.

Any Performance Measure(s) may be used to measure the performance of the Company and/or its Subsidiary as a whole or any business unit of the Company and/or its Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Share price as a Performance Measure as compared to various stock market indices. The Committee also has the authority to provide in an Award Agreement for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance.  The Committee may provide at the time of any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and impairments; (b) gain/loss on sale of assets; (c) litigation or claim judgments or settlements (including insurance proceeds); (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (e) any reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders and/or other public filings for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; and (i) the effect of any materially adverse and unforeseen market conditions beyond the control of the Company and its Subsidiaries, Employees, officers and directors. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

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12.4 Committee Discretion.  In the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares or Share Equivalents that are subject to any Award (other than Options and SARs), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settled or expires, as determined by the Committee (“Dividend Equivalents”). Except as otherwise provided in the Plan or the applicable Award Agreement, such Dividend Equivalents shall be converted to cash or additional Shares or Share Equivalents by such formula, at such time and subject to such limitations as may be determined by the Committee; provided, however, that in no event shall any Dividend Equivalents become payable earlier than the date on which the underlying Award becomes vested and payable.

Article 14. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before receiving any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 15. Rights of Participants

15.1 Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any ~~Participant’s~~ Employee’s employment at any time or for any reason not prohibited by law, nor confer upon any ~~Participant~~Employee any right to continue his employment, or upon any Director a right to continue to serve as a Director, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries for an Employee or a contract for service as a director with the Company for a Director and, accordingly, subject to Article 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

15.2 Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Change in Control

16.1 Change in Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 16 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 16.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the

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“Replaced Award”), all then-outstanding Options and SARs shall immediately become fully vested and exercisable, and all other then-outstanding Awards subject solely to the satisfaction of a service obligation by a Participant to the Company and/or its Subsidiary shall vest in full and be free of restrictions related to the vesting of such Awards. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Award will be canceled and terminated without payment therefor.

16.2 Replacement Awards.  An Award shall meet the conditions of this Section 16.2 (and hence qualify as a Replacement Award) if: (a) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (b) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (c) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

16.3 Termination of Employment or Service as a Director.  Upon a termination of employment of ~~a Participant~~ an Employee or termination of service as a Director occurring in connection with or during the period of two (2) years immediately after such Change in Control, other than for cause, (a) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (b) all Options and SARs held by the Participant immediately before the termination of employment that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 17. Amendment, Modification, Suspension, and Termination

17.1 Amendment, Modification, Suspension, and Termination.  Subject to Section 17.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part without approval of the Company’s shareholders, unless such approval is necessary to comply with applicable laws, including the Exchange Act and the Code, or the rules and regulations of any securities exchange on which the Shares are listed. In no event may the Board amend the Plan without the prior approval of the Company’s shareholders to (a) increase the maximum number of Shares which may be issued pursuant to the Plan; (b) increase any limitation set forth in the Plan on the number of Shares which may be issued, or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (c) except as provided in Section 4.4, lower the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, whether by repricing, replacing, or regranting through cancellation; (d) change the class of individuals eligible to participate in the Plan; (e) reduce the minimum Option Price or the

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minimum SAR Grant Price as set forth in Sections 6.3 and 7.4; or (f) reduce the minimum vesting period, Restriction Period or Performance Period requirements applicable to Awards under the Plan.

17.2 Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 17.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.3 Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.3 to any Award granted under the Plan without further consideration or action.

Article 18. Withholding

All Awards under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Shares are used to satisfy withholding taxes, such shares shall be valued based on the Market Value thereof on the date when the withholding for taxes is required to be made and shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company. The Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any amount (whether in cash or Shares) under the Plan.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1 Forfeiture Events.  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, any Participant’s fraud resulting in the restatement of the Company’s published earnings, termination of an Employee’s employment or a Director’s service as a director for cause, termination of the Participant’s provision of services to the Company and/or its Subsidiary, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

20.2 Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

20.3 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

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20.4 Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5 Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6 Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7 Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8 Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9 Employees or Directors Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Employees or in which Directors may reside, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by this Plan;

(b) Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any

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Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13 Deferrals.  To the extent permitted by Code Section 409A, the Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or Shares that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for payment of such deferrals. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of Dividend Equivalents in respect of deferred amounts credited in Share Equivalents or Restricted Stock Units. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established, by the Committee. This Section shall not apply to any grant of Options or SARs that are intended to be exempt from Code Section 409A.

20.14 Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or Participants.

20.15 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

20.16 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

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APPENDIX 5

EXECUTIVE COMPENSATION TABLES — ADDITIONAL INFORMATION

Section 1 — Additional Information Regarding Grants of Plan-Based Awards Table

The 2010 option grants and restricted stock unit and performance share unit awards reported in the table on page 53 were made under the 2009 Praxair, Inc. Long Term Incentive Plan (the “2009 Plan”). Options, restricted stock units and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees, as described below.

2010 Option Grant Terms

Time-vesting option grants were made to NEOs in 2010. The material terms of the grants are described below.

•	Time-vesting options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. However, vesting may accelerate in certain cases discussed below.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except:

(a) If a NEO becomes disabled, or retires after the first anniversary of the option grant date, the option continues to become exercisable at the times set forth in the grant agreement and after becoming exercisable, may be exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date). “Retirement” generally means reaching age 65, reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b) If the Company terminates the NEO’s employment other than for cause after the first anniversary of the option grant date, time-vesting options continue to become exercisable at the times set forth in the grant agreement. After becoming exercisable, the option may be exercised for the lesser of the term remaining or three years after such termination of employment (generally the option is forfeited if employment is terminated before the first anniversary of the grant date).

(c) Upon the NEO’s death, time-vesting options immediately become fully vested and may be exercised by a beneficiary or an estate for the lesser of the term remaining or three years after a NEO’s death.

(d) In the event of a “change-in-control” of the Company (as defined in the 2009 Plan), time-vesting options become immediately vested in full unless a “replacement award” (as defined in the 2009 Plan) of equal value is provided to the NEO. If the NEO’s employment terminates other than for cause either case in connection with, or within two years after, the change-in-control: (1) any replacement award will become immediately vested in full; and (2) the option, whether or not a replacement award, may be exercised for the lesser of the term remaining or one year after such termination. If a replacement award is not provided to the NEO in connection with the change-in-control, the Compensation Committee, in its discretion, may authorize the cancellation of the option with payment of cash or shares made to the NEO equal in value to the cancelled option.

2010 Performance Share Unit Grant Terms

•	Performance share units generally vest on the third anniversary of their date of grant provided that the NEO has remained continuously employed by the Company and the Company has attained a minimum level of cumulative EPS growth at the end of the three-year period. Vesting may accelerate in certain cases discussed below. Except as described below, if a NEO’s employment

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with the Company terminates or if the Company fails to attain the minimum EPS target for the performance period, the performance share unit award is immediately forfeited.

•	Each performance share unit award includes a target number of shares of the Company’s common stock that may be paid out to a NEO. If vested, performance share units are settled in shares of Company common stock with the number of shares payable ranging from 50% to 150% of the NEO’s target amount, depending upon the Company’s cumulative EPS growth for the performance period compared against pre-established EPS growth goals set forth in the award agreement. If, as a result of materially adverse and unforeseen market conditions beyond the control of the Company, the Company’s cumulative EPS growth for the performance period does not meet the minimum threshold level for payout but does exceed the average cumulative EPS growth in operating earnings of the companies included in the Materials Sector of the Standard & Poors 500 index for the same performance period, the NEO will receive a payment of shares equal to 50% of his target award unless the Compensation Committee otherwise determines that no payment should be made.

•	Performance share units become immediately vested in full and payable upon the earlier of (i) the NEO’s total and permanent disability, (ii) termination of employment with the Company due to death, or (iii) a change-in-control of the Company, each occurring prior to the third anniversary of the grant date. Generally, in such case, the number of shares of common stock payable to settle the award is the target number of shares granted under the award. However, in the event of a change-in-control occurring prior to the first anniversary of the grant date, a prorated portion of the target number of shares granted under the award is payable.

•	If either (i) a NEO retires after the first anniversary of the grant date, or (ii) the Company terminates the NEO’s employment other than for cause after the first anniversary of the grant date, the award will vest on the third anniversary of the grant date provided that the applicable EPS performance criteria are met, and payment will be made thereafter with the number of shares paid in settlement of the award determined based upon the Company’s actual performance. The performance share unit award will be forfeited if a NEO retires or his employment is terminated other than for cause on or before the first anniversary of the grant date. For purposes of a performance share unit award, a NEO will “retire” if he terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 and completing at least ten years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

The 2009 Plan defines “change-in-control” to mean, generally, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

Section 2 — Additional Information Regarding Outstanding Equity Awards at Fiscal Year End Table

The material terms of the 2010 option grants and restricted stock unit and performance share unit awards are described in Section 1 of this Appendix 5. The material terms of the other grants made prior to 2010 that were outstanding at December 31, 2010 are as follows:

2009 and Prior Outstanding Option Grant Terms

The material terms of outstanding time-vesting option grants made in 2009 and in prior years are substantially the same as those described for the 2010 time-vesting option grants described above under “Additional Information Regarding Grants of Plan-Based Awards Table.” Both time-vesting and performance-vesting option grants were made to NEOs in 2008. The performance-vesting options were forfeited on January 25, 2011 because the Company’s cumulative completed fiscal year EPS did not

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increase by at least 33% over the Company’s EPS for the year ended December 31, 2007 prior to January 1, 2011, as required by the option grant terms.

2009 Performance Share Unit Grant Terms

The material terms of the performance share unit grants made in 2009 are substantially the same as those described for the 2010 performance share unit grants described above under “Additional Information Regarding Grants of Plan-Based Awards Table” except that the 2009 Performance share units become immediately vested in full and payable at target upon the occurrence of a change-in-control any time prior to their vesting.

Section 3 — Additional Information Regarding Pension Benefits Table

Additional information regarding pension benefits is as follows:

Present Value of Accumulated Benefit

The 2010 Pension Benefits table on page 57 includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2010; none of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” on page 51 in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2010 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2010 Form 10-K and Annual Report. However, as required by SEC rules, the 2010 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full benefits. Generally, this is the earliest of reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service). The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2010 Pension Benefits table.

General Terms of the Praxair Pension Program

The Company has a retirement pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below. These supplemental plans allow pension benefits to be paid beyond those otherwise allowed under the Pension Plan.

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2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Internal Revenue Code, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see footnote (3) to the 2010 Pension Benefits Table regarding the crediting of extra years of service for Mr. Angel).

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•	This benefit formula considers an employee’s final average pay and years of service with the Company.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates. For this purpose, the employee’s “final average pay” is equal to his or her highest three years of salary and annual performance-based variable compensation (separately chosen) out of the last ten years of service.

•	Traditional Design pension benefits generally become vested upon the employee’s completion of 5 years of service with the Company.

•	The payment of benefits may not begin while the employee is still employed by the Company and its subsidiaries.

•	Benefits under the Pension Plan become payable as follows:

•	Unreduced pension benefits are generally payable from the Pension Plan beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. Mr. Fuchs is currently eligible for this unreduced retirement benefit.

•	Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension Plan Program benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Messrs. Malfitano and Sawyer are currently eligible for this reduced early retirement benefit.

•	Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

•	Pension Plan benefits are paid in an annuity form.

•	Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being

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actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

•	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

•	Available to eligible employees who voluntarily elected to move from the Traditional Design to this Account-Based Design effective January 1, 2002. Otherwise, this design applies to all eligible employees hired on or after May 1, 2002.

•	This is a “cash balance” pension design. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation).

•	The Company credits each participant’s notional account balance with interest each year based on the 30-year Treasury Bond rate in effect during the preceding October.

•	Employees completing at least three years of service earn a vested right to a pension benefit.

•	Benefits equal to the employee’s notional account balance under the Pension Plan are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment (assuming he or she completed at least three years of service).

•	Benefits equal to the employee’s notional account balance under the SRIP are payable in a single lump sum.

•	Account-Based Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Providing Extra Pension Benefits

The Company may credit to an employee more years of service under the Pension Program than the employee may actually work for the Company. The Company will consider this as part of negotiations to hire or to retain a highly valued executives or certain other employees.

Section 4 — Additional Information Regarding Nonqualified Deferred Compensation Table

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and up to 50% (in 10% increments) of their base salaries. Deferral elections are generally required to be made in December of the year prior to the year in which the amounts to be deferred will be earned. In exchange for this deferral, the Company promises to pay that amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made to the 401(k) Savings Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

Income that is deferred, including notional Company contributions, and any earnings, are not taxed as income until paid out at the end of the deferral period. The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. All plan balances are notional and are kept as book entries only. A participant’s or beneficiary’s right to receive a payment under the Compensation Deferral

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Program is no greater than the right of an unsecured general creditor of the Company. In addition, the Company may make contributions on behalf of an eligible employee, as discussed in footnote (2) to the 2010 Nonqualified Deferred Compensation Table.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2010, this fixed rate was 0.94%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant has the two choices described below for receiving a future payment of his or her deferred amounts and their earnings. Company contributions are paid out only upon retirement or termination of employment.

1. Upon Retirement or Termination.  If a participant retires (defined as the participant’s termination of employment with the Company after reaching age 50 and completing at least five years of service), payment would normally be made in January of the year following the last day worked. If a participant dies or his or her employment with the Company terminates for any reason other than retirement, payment would normally be made as soon as practicable following the participant’s death or termination.

2. January of a Specified Year.  Payment is normally made during the January of the year that a participant specifies for payment of the amount. Once a participant specifies a year of payment, the amount will not normally be paid until January of that year, even if the participant earlier retires or otherwise terminates employment. The only exception is if the participant dies, in which case the deferred amounts are paid immediately to the participant’s beneficiary.

If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid within 45 days after the change-in-control, regardless of any payout election that a participant previously made.

Generally, all distributions from the Compensation Deferral Program are made in a single lump sum. Any portion of a participant’s account that is invested in the Praxair stock-unit equivalent account will be distributed in shares of Praxair common stock. Deferred income invested in the fixed income account will be distributed in cash.

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PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting of Shareholders on April 26, 2011
     I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, CT on April 26, 2011 at 9:30 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.
     If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.
     For Participants in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, LLC or Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.
PRAXAIR, INC.
(Continued, and to be marked, dated and signed, on the other side)
ê                     FOLD AND DETACH HERE                     ê

ANNUAL MEETING OF SHAREHOLDERS — April 26, 2011 AT 9:30 A.M.
DANBURY PLAZA HOTEL – DANBURY, CT
IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:
*	Only shareholders, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*	To assure admittance:
–	If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 7, 2011 record date

–	Please bring a photo ID, if you hold shares of record as of March 7, 2011, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

–	Please bring your Praxair ID if you are an employee shareholder
*	The Annual Meeting will start promptly at 9:30 A.M. on Tuesday, April 26, 2011.
From Points West of Danbury:
Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. After exiting, stay left and go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.
From Points East of Danbury:
Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

					The Board of Directors recommends a vote “FOR” PROPOSALS 4, 5, and 6.
1. Election of Directors.			With-				For	Against	Abstain
The Board of Directors recommends a vote “FOR” the nominees listed below		For All	Hold All	For All Except	4.	Approve Performance Goals under Praxair’s Section 162(m) Plan.	☐	☐	☐
Nominees: (01) Stephen F. Angel (02) Oscar Bernardes	(06) Ira D. Hall (07) Raymond W. LeBoeuf	☐	☐	☐	5.	Approve amendments to the 2009 Praxair, Inc. Long Term Incentive Plan to add non-employee directors as eligible participants.	☐	☐	☐
(03) Nance K. Dicciani	(08) Larry D. McVay
(04) Edward G. Galante (05) Claire W. Gargalli	(09) Wayne T. Smith (10) Robert L. Wood				6.	Ratify the appointment of the Independent Auditor.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below. Such a mark will be deemed a vote “FOR” all nominees other than those listed as exceptions.)					7.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Exceptions:

The Board of Directors recommends that you vote for “FOR” PROPOSAL 2. :					Check here if you		—————→		☐
		For	Against	Abstain	Consent to future electronic delivery of the Annual Report/Proxy Statement (see explanation in the Proxy Statement)
2. Approve, on an advisory and non-binding basis, the compensation of Praxair’s Named Executive Officers as disclosed in the 2011 Proxy Statement.		☐	☐	☐
The Board of Directors recommends you vote “FOR” 1 Year.
1 Year ☐ 3. Recommend, on an advisory and non-binding basis, the frequency of holding future advisory votes on Named Executive Officer compensation.		2 Years ☐	3 Years ☐	Abstain ☐	Check here if you		—————→		☐
					Have written comments or change of address on this card

Please be sure to sign and date this Proxy in the box below.		Date

Stockholder sign above	Co-holder (if any) sign above

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

+	* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *	+
é         FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL         é

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 A.M. Eastern Time, April 26 2011.
1-888-216-1276
Vote by Internet
Prior to 3 A.M. Eastern Time, April 26, 2011, go to
https://www.proxyvotenow.com/pxa

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 26, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2011:
THE PROXY STATEMENT AND 2010 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:
2010 Form 10-K and Annual Report: www.praxair.com/annualreport
2011 Notice of Meeting and Proxy Statement: www.praxair.com/proxy
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Your vote is important!